EXHIBIT 10.14

LEASE

BETWEEN

CALIPER LIFE SCIENCES, INC., AS TENANT

AND

BCIA NEW ENGLAND HOLDINGS LLC, AS LANDLORD

68 and 78 Elm Street, Hopkinton, Massachusetts

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8.2	Additional Events Deemed to be Assignment/Sublet	19
8.3	Provisions Incorporated Into Sublease	19
8.4	Collection of Rent	20
8.5	Excess Payments	20
8.6	Payment of Landlord’s Costs	20
8.7	Conditions to Effectiveness of Assignment/Sublet	21

ARTICLE 9 MAINTENANCE, REPAIRS AND REPLACEMENTS		21
9.1	Landlord’s Obligations	21
9.2	Tenant’s Obligations	22

ARTICLE 10 UTILITIES AND OTHER SERVICES		23
10.1	Heating, Ventilation and Air-Conditioning	23
10.2	Utilities	23

ARTICLE 11 REAL ESTATE TAXES		25
11.1	Payments on Account of Real Estate Taxes	25
11.2	Abatement	26

ARTICLE 12 OPERATING EXPENSES		26
12.1	Definitions	26
12.2	Tenant’s Payment of Operating Expenses	27
12.3	Triple Net Lease	28

ARTICLE 13 INDEMNITY AND INSURANCE		28
13.1	Tenant’s Indemnity	28
13.2	Tenant’s Insurance	29
13.3	Waiver of Subrogation	30
13.4	Landlord Insurance	30

ARTICLE 14 FIRE, EMINENT DOMAIN, ETC.		31
14.1	Landlord’s Right of Termination	31
14.2	Restoration; Tenant’s Right of Termination	32
14.3	Abatement of Rent	32
14.4	Condemnation Award	32

ARTICLE 15 ADDITIONAL COVENANTS		33
15.1	Tenant	33
15.2	Landlord	33
15.3	As to Both Parties	34

ARTICLE 16 HOLDING OVER; SURRENDER		34
16.1	Holding Over	34
16.2	Surrender of Premises	34

ARTICLE 17 RIGHTS OF MORTGAGEES		35
17.1	Rights of Mortgagees	35
17.2	Assignment of Rents	35

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17.3	Notice to Holder	36

ARTICLE 18 LETTER OF CREDIT/SECURITY DEPOSIT		36
18.1	Letter of Credit	36
18.2	Security Deposit	37
18.3	Application of Security Deposit	37
18.4	Intentionally Omitted	38

ARTICLE 19 DEFAULT; REMEDIES		38
19.1	Tenant’s Default	38
19.2	Landlord’s Remedies	40
19.3	Additional Rent	42
19.4	Remedies Cumulative	42
19.5	Attorneys’ Fees	42
19.6	Waiver	42
19.7	Landlord’s Default	43
19.8	Tenant’s Remedies	43
19.9	Landlord’s Liability	43

ARTICLE 20 MISCELLANEOUS PROVISIONS		44
20.1	Brokerage	44
20.2	Invalidity of Particular Provisions	44
20.3	Provisions Binding, Etc.	44
20.4	Notice	44
20.5	When Lease Becomes Binding; Entire Agreement; Modification	45
20.6	Headings and Interpretation of Sections	45
20.7	Waiver of Jury Trial	45
20.8	Time Is of the Essence	45
20.9	Multiple Counterparts	46
20.10	Governing Law	46
20.11	Condominium	46

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LEASE

THIS LEASE is dated as of April 25, 2005 between the Landlord and the Tenant named below, and is of space in the Buildings described below.

ARTICLE 1
BASIC DATA; DEFINITIONS

1.1          Basic Data. Each reference in this Lease to any of the following terms shall be construed to incorporate the data for that term set forth in this Section:

Landlord: BCIA New England Holdings LLC, a Delaware limited liability company.

Landlord’s Address: c/o CrossHarbor Capital Partners LLC, One Boston Place, Boston, Massachusetts 02108.

Landlord’s Managing Agent: BCIA Property Management LLC, or such other person or entity from time to time designated by Landlord.

Tenant: Caliper Life Sciences, Inc., a Delaware corporation.

Tenant’s Address: 68 Elm Street, Hopkinton, Massachusetts 01748.

Building No. 68: The building commonly known and numbered as 68 Elm Street, Hopkinton, Massachusetts, as shown on the site plan attached hereto as Exhibit A, as the same may be expanded by Expansions.

Building No. 68 Rentable Area: Agreed to be 40,800 rentable square feet on the date hereof.

Building No. 78: The building commonly known and numbered as 78 Elm Street, Hopkinton, Massachusetts, as shown on the site plan attached hereto as Exhibit A, as the same may be expanded by Expansions.

Building No. 78 Rentable Area: Agreed to be 76,114 rentable square feet on the date hereof.

Buildings: Collectively, Building No. 68 and Building No. 78, agreed to contain 116,914 rentable square feet on the date hereof (each, a “Building”).

Land: The parcels of land upon which Building No. 68 and Building No. 78 and their respective parking areas are situated, respectively shown cross-hatched and labeled on Exhibit A as 68 Elm Parcel and 78 Elm Parcel.

Property: The Land together with the Buildings and other improvements thereon.

Initial Premises: Building No. 68 and Building No. 78.

Premises: The Initial Premises, together with any Expansions which may be added thereto from time to time upon exercise of Tenant’s rights under Section 7.7, and together with the Swing Space during any period of use of the same by Tenant.

Expansion and Expansions: As defined in Section 7.7.

Premises Rentable Area: Agreed to be 116,914 rentable square feet, as the same may be increased from time to time to reflect any Expansions.

Park: Parcel A as shown on the site plan attached hereto as Exhibit A, together with all improvements thereon and all driveways, roads, drainage, utilities or other facilities appurtenant to or serving the same.

Basic Rent: The Basic Rent prorated at the beginning and end of the Term if appropriate pursuant to Section 3.1 for the Initial Term is as follows:

RENTAL PERIOD	ANNUAL BASIC RENT	MONTHLY PAYMENT
From the Term Commencement Date through December 31, 2005.	The Annual Basic Rent under the Prior Leases, the provisions of which are incorporated herein by this reference for such purpose	The monthly payment of Basic Rent under the Prior Leases

From January 1, 2006 through June 30, 2008.	$1,227,597.00	$102,299.75

July 1, 2008 through December 31, 2011.	$1,490,653.50	$124,221.13

January 1, 2012 through the Initial Expiration Date.	$1,607,567.50	$133,963.96

If Tenant exercises the First Extension Option as provided in Section 4.2 hereof, then the Basic Rent for the First Extension Term shall be the greater of (i) $13.75 multiplied by the rentable square feet of the Premises Rentable Area as of the end of the Initial Term (but in no event less than 116,914 rentable square feet) and (ii) the “First Extension Term Fair Market Rent,” meaning the Basic Rent as determined: (A) by agreement between Landlord and Tenant no later than thirty (30) days after Tenant’s timely exercise of the First Extension Option, provided that if Landlord and Tenant shall not have agreed upon the First Extension Term Fair Market Rent by said date as aforesaid (an “Impasse”), then First Extension Term Fair Market Rent for the First Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit F hereto.

If Tenant exercises the Second Extension Option as provided in Section 4.2 hereof, then the Basic Rent for the Second Extension Term shall be the greater of (i) the Annual Basic Rent in effect immediately prior to the expiration of the First Extension Term on a per rentable square foot basis multiplied by the number of rentable square feet of Premises Rentable Area as of the end of the First Extension Term (but in no event less than 116,914 rentable square feet), and (ii) the “Second Extension Term Fair Market Rent,” meaning the Basic Rent as determined: (A) by agreement between Landlord and Tenant no later than thirty (30) days after Tenant’s timely exercise of the Second Extension Option, provided that if Landlord and Tenant have reached an Impasse with respect to the determination of the Second Extension Term Fair Market Rent, then Second Extension Term Fair Market Rent for the Second Extension Term shall be fixed by means of an Appraisers’ Determination as more particularly described in Exhibit F hereto.

Additional Rent: All charges and sums which Tenant is obligated to pay to Landlord pursuant to the provisions of this Lease, other than and in addition to Basic Rent.

Rent: Basic Rent and Additional Rent.

Tenant’s Proportionate Share: One hundred percent (100%) (which is based on the ratio of the agreed upon (a) Premises Rentable Area to (b) Building Rentable Area).

Security Deposit: Any sum, including without limitation, the unapplied proceeds of any Letter of Credit delivered to Landlord, from time to time, to secure the payment and performance of Tenant’s obligations under this Lease.

Letter of Credit: A letter of credit conforming to the requirements set forth in Section 18.1(a) in the initial sum of One Million Four Hundred Seventy-Three Thousand One Hundred Sixteen Dollars and 40/100 ($1,473,116.40) to be held and disposed of as provided in ARTICLE 18.

Term Commencement Date: The date hereof.

Rent Commencement Date: The date hereof.

Expiration Date: December 31, 2015 as the same may be extended pursuant to Section 7.7 (the “Initial Expiration Date”), subject to Tenant’s Termination Right set forth in Section 7.7, and provided that such Expiration Date shall be extended if Tenant exercises its First Extension Option or Second Extension Option, as the case may be.

Term: Commencing on the Term Commencement Date and expiring at 11:59 p.m. on the Expiration Date (the “Initial Term”). The Term shall include any extension thereof that is expressly provided for by this Lease and that is exercised strictly in accordance with this Lease.

Right of First Offer: Tenant’s right to purchase or lease the vacant land referred to as the Elm Parcel (as hereinafter defined) as shown cross-hatched and labeled as Elm Parcel on Exhibit A hereto as provided in Section 2.4.

First Extension Option: Tenant’s right to extend the Term hereof in accordance with Section 4.2.

First Extension Term: The extended portion of the Term resulting from Tenant’s exercise of its First Extension Option in accordance with Section 4.2.

Second Extension Option: Tenant’s right to extend the First Extension Term hereof in accordance with Section 4.2.

Second Extension Term: The extended portion of the Term resulting from Tenant’s exercise of its Second Extension Option in accordance with Section 4.2.

General Liability Insurance: $5,000,000.00 per occurrence/$10,000,000.00 aggregate (combined single limit) for property damage, bodily injury and death.

Permitted Use: Office, laboratory, research and development, manufacturing and production use.

Landlord’s Contribution: An amount not to exceed Three Million Two Hundred Seventy-Two Thousand Eight Hundred Fifty and No/100 Dollars ($3,272,850.00), as affected by ARTICLE 5 hereof.

Broker: Richards Barry Joyce & Partners, LLC.

Co-Broker: Lincoln Property Company.

Agents: Officers, directors, members, managers, partners, employees, servants, agents and representatives.

Force Majeure: Collectively and individually, strikes, lockouts or other labor actions, fire or other casualty, acts of God, governmental preemption of priorities or other controls in connection with a national or other public emergency, unavailability of fuel, supplies or labor, or any other cause, whether similar or dissimilar, beyond the reasonable control of the party required to perform an obligation, excluding financial constraints of such party.

Business Days: All days except Saturdays, Sundays, and other days when federal or state banks in the state in which the Property is located are not open for business.

Normal Business Hours: 8 a.m. to 6 p.m. on all Business Days.

Applicable Law: All laws, rules, regulations, statutes, orders, ordinances, by-laws, permitting and licensing requirements, as amended from time to time, including without limitation, the Americans With Disabilities Act of 1990 and any applicable state and local regulations regarding architectural access or comparable regulations imposed by any Governmental Authority.

Governmental Authority: All governmental or quasi governmental bodies, agencies, departments, boards, offices, commissions or authorities possessing or claiming jurisdiction with regard to the Tenant, the Property, or the Park.

Prior Leases: The following Leases with respect to the Premises collectively constitute the Prior Leases: (i) that certain lease dated October 9, 1982, as amended, between Landlord’s predecessor in title Elmwood Realty Associates (“Elmwood”) and Zymark Corporation (“Zymark”) as to which Tenant was a successor by merger and successor tenant, with respect to Building No. 68; (ii) that certain lease dated September 9, 1986, as amended, between Elmwood and Zymark with respect to 52,114 rentable square feet in Building No. 78; and (iii) that certain lease dated December 30, 1993, as amended, between Elmwood and Zymark with respect to an additional 24,000 expansion space in Building No. 78, which Prior Leases are superseded hereby as of the Term Commencement Date (1) except to the extent provisions thereof are incorporated herein and (2) except that all provisions thereof which are stated to survive the expiration of the term thereof or the earlier termination thereof shall so survive. The security deposit of $5,000 held by Landlord with respect to the Prior Leases shall be returned to Tenant upon the execution of this Lease and the delivery of the Letter of Credit.

1.2          Enumeration of Exhibits. The following Exhibits are attached hereto, and are incorporated herein by reference.

Exhibit A	Site Plan of Buildings and Park

Exhibit A-1	Expansions Application Plans

Exhibit A-2	Swing Space Plan

Exhibit B	Operating Expenses

Exhibit C	Rules and Regulations of Building

Exhibit D	Form of Notice of Lease

Exhibit E	Form of Letter of Credit

Exhibit F	Appraiser’s Determination of Fair Market Rent

Exhibit G	Qualified Base Building Improvements

Exhibit H	SNDA

ARTICLE 2
PREMISES, APPURTENANT RIGHTS AND RESERVATIONS

2.1         Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises, to have and to hold, for the Term and upon the terms and conditions set forth herein.

2.2         Appurtenant Rights and Landlord Reservations.

(a)           Appurtenant Rights.

Tenant shall have, as appurtenant to the Premises, the non-exclusive right to use, and permit its invitees to use in common with others entitled thereto, (A) the common areas, driveways roads, drainage, and utilities of the Park to the extent that the same actually service the Premises, and (B) easements, rights of way or other rights, if any, which are appurtenant to the Property pursuant to any recorded documents evidencing such easements or rights and the parking from time to time provided for the Buildings; but such rights shall always be subject to (i) reservations, restrictions, easements and encumbrances of record, from time to time, as the same may be amended (ii) such conditions, rules and regulations from time to time established by Landlord with respect to the Property or the Park pursuant to Section 6.3(c) (the “Rules and Regulations”), and (iii) Landlord’s reservations set forth in subsection (b) below. Tenant shall have the exclusive right to use the parking area shown on the cross-hatched area labeled “68 Elm Parcel” on Exhibit A for Building No. 68, and Tenant shall have the exclusive right to use the parking area shown on the cross-hatched area labeled “78 Elm Parcel” on Exhibit A for Building No. 78.

(b)           Landlord Reservations.

Landlord reserves the right to post “For Lease” signs on the Property during the last twelve (12) months of the Term, but such signage shall include no more than two signs and such signs shall not exceed 4 feet by 6 feet and shall not include banners on the Buildings. In addition, Landlord and Tenant acknowledge the request by the Town of Hopkinton to change the name, street address, and number of Building No. 78 and agree that the change can proceed based upon Landlord’s reasonable judgment as to the appropriate change in consultation with the Town of Hopkinton. Upon any such change, Landlord shall be responsible for costs associated with any changes to signage identifying the Building address which may be (1) affixed to the Building or (2) on a monument outside the Building but shall not be responsible for any of Tenant’s costs related to letterhead changes, notices to third parties, or otherwise.

Landlord further reserves the right to enter the Premises at all reasonable hours for the purpose of inspecting the Premises, doing maintenance, making repairs and replacements, reading meters or otherwise exercising its rights or fulfilling its obligations under this Lease, including without limitation, its rights as set forth in Section 9.2 hereof, and Landlord and Landlord’s Managing Agent also shall have the right to make access available at all reasonable hours to prospective or existing mortgagees, purchasers or tenants of any part of the Property. Such right of access shall be during business hours and after reasonable telephonic notice to Tenant except in the event of an emergency. If Tenant shall not be personally present to open and permit such entry into the Premises, Landlord or Landlord’s Agents shall nevertheless be able to gain such entry by contacting a representative of Tenant, whose name, address and telephone number shall be furnished by Tenant to Landlord within ten (10) days after the Term Commencement Date, and updated from time to time as necessary. If an excavation shall be made by Landlord or Landlord’s Agents upon the portion of the Land adjacent to any Building, or shall be authorized by Landlord or Landlord’s Agents to be made, Tenant shall afford to those parties causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said parties shall deem necessary to preserve such Building from injury or damage and to support the same by proper foundations without any claim for damage or indemnity against Landlord, or diminution or abatement of Rent.

Landlord further reserves the right to further develop the Park and to modify common areas as it determines in its sole discretion so long as the same does not prevent access to the Property, such development rights being limited by Section 2.4 and Section 7.7 hereof.

2.3          Security. Tenant shall be solely responsible for providing security for the Property. Landlord expressly disclaims any and all responsibility and/or liability for the physical safety of Tenant’s property, and for that of Tenant’s Agents, invitees and independent contractors. Tenant agrees that, as between Landlord and Tenant, it is Tenant’s responsibility to advise Tenant’s Agents, invitees and independent contractors as to necessary and appropriate safety precautions.

2.4          Elm Parcel Right of First Offer. Tenant shall have a one-time right of first offer (the “Right of First Offer”) to purchase or lease the existing vacant, undeveloped, un-permitted parcel of land shown cross-hatched and labeled “Elm Parcel” on Exhibit A hereto (the “Elm Parcel”) subject to the terms and provisions hereof. Except as set forth below, if Landlord decides to develop or market for sale or lease the Elm Parcel, Landlord agrees to notify Tenant in writing that Landlord intends to (a) develop or market or (b) lease the Elm Parcel (the “Elm Parcel Intention Notice”) in which event Tenant shall have seven (7) Business Days from the date of the Elm Parcel Intention Notice to present a written offer to Landlord either to purchase (if the Elm Parcel Intention Notice related to a sale) or to lease (if the Elm Parcel Intention Notice related to a lease) the Elm Parcel (the “Offer”). If within ten (10) Business Days following Landlord’s receipt of an Offer, Landlord and Tenant are unable to agree on the terms and conditions relating to the purchase and sale or lease of the Elm Parcel, then (i) Landlord shall be free to develop the Elm Parcel, (ii) Landlord shall be free to sell, if the Elm Parcel Intention Notice related to a sale, or lease if the Elm Parcel Intention Notice related to a lease, the Elm Parcel to any third party on such terms and conditions as may be agreed to with such third party, (iii) this Right of First Offer shall lapse, (iv) this Section 2.4 shall be void and of no further force and effect and (v) all other provisions of this Lease shall remain in full force and effect as if this Section 2.4 was not included therein.

If, following Landlord’s delivery of the Elm Parcel Intention Notice, Tenant shall fail to timely submit an Offer as set forth above, then (i) Landlord shall be free to develop the Elm Parcel, (ii) Landlord shall be free to sell the Elm Parcel to any third party on such terms and conditions as may be agreed to with such third party, (iii) this Right of First Offer shall lapse, (iv) this Section 2.4 shall be void and of no further force and effect, and (v) all other provisions of this Lease shall remain in full force and effect as if this Section 2.4 was not included therein.

Tenant’s right to be provided with the Elm Parcel Intention Notice and its right to submit an Offer to Landlord as set forth herein are conditioned upon (i) no uncured Default of Tenant existing on either the date the Offer is submitted to Landlord or the date the Elm Parcel is to be sold to Tenant as agreed upon by the parties, (ii) this Lease being in full force and effect, and (iii) Caliper Life Sciences, Inc. not having assigned this Lease nor sublet more than fifty percent (50%) of the rentable square footage of the Premises.

Notwithstanding any of the foregoing provisions to the contrary, Landlord shall have no obligation whatsoever to provide the Elm Parcel Intention Notice to Tenant or otherwise provide Tenant with an opportunity to purchase the Elm Parcel if Landlord at any time intends to market or sell the Elm Parcel together with any other material portion or portions of the Park, and upon any such sale, this Section 2.4 shall be void and of no further force and effect and all other provisions of this Lease shall remain in full force and effect as if this Section 2.4 was not included herein.

2.5          Tenant Access. Tenant shall have access to the Premises and the right to use and enjoy the Premises and the appurtenant rights as set forth in Section 2.2(a) (subject to Landlord’s reservations set forth in Section 2.2(b) and elsewhere in this Lease) twenty-four (24) hours per day, seven (7) days per week.

ARTICLE 3
BASIC RENT

3.1         Payment.

(a)           Tenant agrees to pay the Basic Rent and Additional Rent to Landlord, or as directed by Landlord, commencing on the Rent Commencement Date, without offset, abatement (except as provided in Section 14.3), deduction or demand. Basic Rent shall be payable in advance in lawful money of the United States in equal monthly installments, on the first day of each and every calendar month during the Term. All payments of Rent shall be sent to Landlord at Fleet Lock Box, Mail Code CTEHF03E, Boston Capital, Box 31130, 99 Founder’s Plaza, Hartford, Connecticut 06108, or at such other place as Landlord may from time to time designate by written notice or may be paid by wire transfer based upon the following instructions as the same may be amended from time to time: Bank of America, BCIA New England Holdings LLC, Account # 9419047140, ABA # 011 000 138, Reference: Elm Street/Caliper. In the event that any installment of Basic Rent or any payment of Additional Rent is not paid within five (5) days following when due, Tenant shall pay to Landlord, in addition to any charges due under Section 19.2(f), an administrative fee equal to 5% of the overdue amount. Landlord and Tenant agree that all amounts due from Tenant under or with respect to this Lease, whether labeled Basic Rent, Additional Rent or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation, regulations promulgated pursuant to the Bankruptcy Code, including without limitation, Section 502(b) thereof.

(b)           Basic Rent for any partial month falling within the Term shall be pro-rated on a daily basis, and if the first day on which Tenant must pay Basic Rent shall be other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be equal to a proportionate part of the monthly installment of Basic Rent for the partial month from the first day on which Tenant must pay Basic Rent to the last day of the month in which such day occurs.

ARTICLE 4
TERM COMMENCEMENT DATE/EXTENSION TERMS

4.1          Term Commencement Date. The “Term Commencement Date” shall be January 1, 2006.

4.2          Extension Option. Tenant shall have the option (the “First Extension Option”) to extend the Term of this Lease for an additional period of five (5) years, commencing on the day following the originally scheduled Expiration Date and expiring on the day immediately preceding the five (5) year anniversary of the originally scheduled Expiration Date (the “First Extension Term Expiration Date”), with such First Extension Option to be exercised by Tenant delivering to Landlord written notice thereof not less than twelve (12) months and not more than fifteen (15) months prior to the originally scheduled Expiration Date. Tenant’s right to exercise its First Extension Option is conditioned upon (a) no uncured Default of Tenant existing on the date of exercise or the date the First Extension Term (as hereinafter defined) is to commence, and (b) this Lease being in full force and effect. If Tenant exercises its First Extension Option, then the portion of the Term preceding the originally scheduled Expiration Date shall be referred to as the “Initial Term,” and the portion of the Term from and after the originally scheduled Expiration Date shall be referred to as the “First Extension Term.” The First Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Basic Rent, which shall be determined as set forth in Section 1.1, (ii) that, except as set forth below with respect to Tenant’s Second Extension Option (as hereinafter defined), Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by Landlord, (iii) Tenant shall not be entitled to any period of “free rent” for the First Extension Term, (iv) there shall be no Landlord Contribution or similar contribution from Landlord for tenant improvements in connection with such First Extension Term, and (v) Landlord shall be under no obligation to perform any improvements or related work to the Premises.

Tenant shall have the option (the “Second Extension Option”) to extend the Term of this Lease for an additional period of five (5) years following the First Extension Term, commencing on the day following the originally scheduled First Extension Term Expiration Date and expiring on the day immediately preceding the five (5) year anniversary of the originally scheduled First Extension Term Expiration Date, with such Second Extension Option to be exercised by Tenant delivering to Landlord written notice thereof not less than twelve (12) months and not more than fifteen (15) months prior to the originally scheduled First Extension Term Expiration Date. Tenant’s right to exercise its Second Extension Option is conditioned upon (a) no uncured Default of Tenant existing on the date of exercise or the date the Second Extension Term (as hereinafter defined) is to commence, and (b) this Lease being in full force and effect. If Tenant exercises its Second Extension Option, then the portion of the Term from and after the originally scheduled First Extension Term Expiration Date shall be referred to as the “Second Extension Term.” The Second Extension Term shall be upon all the same terms, covenants and conditions as the Initial Term, except (i) as to Basic Rent, which shall be determined as set forth in Section 1.1, (ii) that Tenant shall have no further extension rights unless otherwise expressly provided herein or hereafter agreed to in writing by Landlord, (iii) Tenant shall not be entitled to any period of “free rent” for the Second Extension Term, (iv) there shall be no Landlord Contribution or similar contribution from Landlord in connection with such Second Extension Term, and (v) Landlord shall be under no obligation to perform any improvements or related work to the Premises.

ARTICLE 5
CONDITION OF PREMISES

5.1         Preparation of the Premises.

(a)           Tenant shall prepare, at its sole cost and expense (against which the Landlord’s Contribution may be applied), plans (the “Plans”) for (i) the interior finish and layout of the initial improvements which Tenant desires to perform in the Premises, and (ii) the qualified base building improvements set forth on Exhibit G attached hereto (together, the “Initial Work”). The Plans shall be submitted to Landlord, together with a construction budget setting forth the anticipated costs for the Initial Work (the “Estimated Initial Work Budget”), and Landlord shall approve or disapprove of the Plans, in its reasonable discretion, in writing (and any disapproval by Landlord shall specify the matters objected to by Landlord), within thirty (30) days of receiving them. Landlord will not object to matters shown on initial plans that Landlord has reviewed and approved in writing prior to the date of this Lease to the extent not materially altered in the Plans. No work shall be conducted by or on behalf of Tenant until the Plans have been fully approved in writing by Landlord. At Tenant’s sole cost and expense (against which the Landlord’s Contribution may be applied), Tenant shall cause the Plans to be revised in a manner sufficient to remedy the Landlord’s objections and/or respond to the Landlord’s concerns and for such revised Plans to be redelivered to Landlord, and Landlord shall approve or disapprove Tenant’s revised Plans within ten (10) Business Days following the date of resubmission. Landlord’s failure to timely respond to Tenant’s submitted Plans or revised Plans shall be deemed to be an approval thereof.

The Plans shall be stamped by a Massachusetts registered architect and engineer, such architect and engineer and Tenant’s construction manager, general contractor and subcontractors, being subject to Landlord’s prior reasonable approval, and shall comply with Applicable Law and the requirements of the Rules and Regulations and shall be in a form satisfactory to appropriate governmental authorities responsible for issuing permits, approvals and licenses required for such Initial Work. Such architect and engineer and Tenant’s construction manager shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(b)             All of the Initial Work shall be completed by Tenant in accordance with the requirements set forth in the Rules and Regulations.

5.2          Landlord’s Work. While the Initial Work is conducted by Tenant, Landlord agrees to replace the roof membrane in accordance with plans and specifications prepared by Landlord on Building No. 68 (“Landlord’s Work”), and Landlord shall bear the full cost of the Landlord’s Work without any offset against Landlord’s Contribution or inclusion in Operating Expenses, it being acknowledged that Landlord shall have no obligation to maintain, repair or replace any other portion of the Buildings except as set forth in ARTICLE 9, and that any such maintenance, repair or replacement work, other than Landlord’s Work, may be included in Operating Expenses as further described in ARTICLE 12 and Exhibit B. So long as the Tenant’s Termination Right, as defined in Section 7.7, has expired without exercise, Landlord shall also provide an allowance to Tenant of $116,349.00 for the estimated cost to replace: (i) all rooftop HVAC units at Building No. 68, and (ii) the nine (9) 1986 rooftop HVAC units at

Building No. 78 (the “HVAC Allowance”). Tenant shall replace such HVAC units as part of the Initial Work and Landlord shall pay the HVAC Allowance to Tenant consistent with the procedures for payment of Landlord’s Contribution (without any requirement for Tenant to share in the expense of such replacement up to the amount of the HVAC Allowance).

5.3          Landlord’s Contribution. So long as the Tenant’s Termination Right, as defined in Section 7.7, has expired without exercise, Landlord shall reimburse Tenant for the costs incurred by Tenant with respect to the design and performance of the Initial Work and the Expansions (as defined in Section 7.7), if any, up to the amount of Landlord’s Contribution, subject to the provisions hereof; provided, however, that no more than Five Hundred Thousand Dollars ($500,000.00) of Landlord’s Contribution may be used by Tenant for so-called soft costs, including without limitation, costs related to design, architectural, engineering and construction planning services. To the extent that the Initial Work and any Expansions exceeds the Landlord’s Contribution, Tenant shall be entirely responsible for such excess, but in any case, Tenant shall spend no less than One Million Six Hundred Thousand Dollars ($1,600,000.00) with respect to the Initial Work and any Expansions, as more particularly set forth herein. Landlord’s Contribution shall be payable by Landlord to Tenant in installments, according to Landlord’s construction disbursement procedures as the Initial Work progresses, in the amount of two-thirds (2/3) of any installment of such costs and Tenant shall be obligated to pay one-third (1/3) of such costs until such time as Tenant has paid One Million Three Hundred Thousand Dollars ($1,300,000.00) of such costs; provided, however, that once Landlord has paid the entire Landlord’s Contribution and Tenant has paid One Million Three Hundred Thousand Dollar ($1,300,000.00), Tenant shall thereafter (i) pay no less than Three Hundred Thousand Dollars ($300,000.00) towards the Initial Work and any Expansions, and (ii) provide Landlord with satisfactory evidence that such payment has been made towards the Initial Work and any Expansions, on or before December 31, 2006, as may be extended pursuant to Section 7.7. Prior to the payment of any such installment of Landlord’s Contribution by Landlord, Tenant shall deliver to Landlord a written request, to be submitted no more frequently than once every thirty (30) days, for such disbursement, which request shall be accompanied by: (i) invoices for the Initial Work covered by any previous requisition; (ii) partial lien waivers or final lien waivers (in the case of a final installment) from all contractors and subcontractors; (iii) a certificate signed by the Architect and an officer of the Tenant certifying that the Initial Work represented by the aforementioned invoices has been completed substantially in accordance with the Plans; and (iv) evidence reasonably satisfactory to Landlord that Tenant has paid its respective share of Initial Work and Expansion costs to date as set forth above. Thereafter, Landlord’s Contribution shall be available for requisition as aforesaid and Landlord shall disburse such amounts within thirty (30) days following the date Tenant delivers to Landlord items (i) through (iv) above, until the same is exhausted. After Landlord’s Contribution is exhausted, Tenant shall then pay from its own funds all further sums necessary to complete the Initial Work and any Expansions; provided, however, that Tenant shall pay no less than Three Hundred Thousand Dollars ($300,000.00) towards the completion of the Initial Work and any Expansions on or before December 31, 2006, as set forth above, as may be extended pursuant to Section 7.7.

Any portion of Landlord’s Contribution which has not been applied on or before December 31, 2006 shall be deemed forfeited by Tenant and Landlord shall have no further obligation with respect thereto.

5.4          Condition of Premises. Except for Landlord’s Contribution for the Initial Work and Landlord’s performance of Landlord’s Work under Section 5.2, the Premises are being leased by Tenant in their condition as of the delivery date, “As Is,” without representation or warranty by Landlord. Tenant acknowledges that it has inspected the Premises and, except for the Initial Work and Landlord’s Work under Section 5.2, has found the same satisfactory.

5.5          Swing Space. During the period commencing on the later of (a) the date on which Tenant notifies Landlord of its intent to occupy and use the Swing Space, (b) the date this Lease is fully executed and (c) the date on which Tenant’s Termination Right, as defined in Section 7.7, has expired without exercise, and ending on the earlier of (a) five (5) business days following Tenant’s substantial completion of the Initial Work, and (b) December 31, 2005, as may be extended pursuant to Section 7.7 (the “SS End Date”), Tenant may use the portion of the building at 35 Parkwood Drive, Hopkinton, MA shown on Exhibit A-2 hereto for office and warehouse use (the “Swing Space”). Tenant shall accept the Swing Space in its “as is” condition and Landlord shall have no obligation to prepare the Swing Space for Tenant’s occupancy except that if the Town of Hopkinton does not permit Tenant to occupy the Swing Space due to a building code issue, then Landlord shall be responsible for all costs associated with rectifying such issue. Tenant’s occupancy of the Swing Space shall be on all of the terms and conditions of this Lease except that (a) no Basic Rent shall be payable for the Swing Space, and (b) the following provisions of this Lease shall not be applicable to the Swing Space: Section 2.4, 3.1, Article 3, Article 4, Article 5, Section 6.2, 7.6, 7.7, Article 11, Article 12, Article 14, Article 18. Tenant will reimburse Landlord, upon billing therefor, for the excess of utilities cost during Tenant’s occupancy of the Swing Space over the monthly utility cost for the Swing Space during 2004. Tenant shall surrender the Swing Space on the SS End Date in accordance with Section 16.2 as though the Swing Space were the Premises and the Term hereof had expired or had earlier terminated.

ARTICLE 6
USE OF PREMISES

6.1          Permitted Use. Tenant agrees that the Premises shall be used and occupied by Tenant only for Permitted Uses and for no other use without Landlord’s prior express written consent. Tenant agrees and acknowledges that it has performed all investigations it has deemed necessary to satisfy itself that the use of the Premises for the Permitted Use is authorized under Applicable Law, including without limitation, all zoning laws in effect in the town/city in which the Property is located, and that Landlord has made no representations or warranties to Tenant with respect thereto.

6.2          Signage. Tenant shall have the right to install exterior signage on the Buildings bearing Tenant’s name and logo and a monument sign (which may be shared with other Park tenants) at the Park entrance provided that such signs or lettering comply with law and conform to any sign standards of Landlord and/or the Park, and provided that Tenant has submitted to Landlord a plan or sketch in reasonable detail (showing, without limitation, size, color, location, materials and method of affixation) of the sign to be placed on such entry doors. Landlord will not unreasonably withhold consent for any such sign which complies with the foregoing. Tenant shall not otherwise place on the exterior of the Buildings (including both interior and exterior surfaces of doors and interior surfaces of windows) or on any part of the Property, to the extent visible to the public, any sign, symbol, advertisement or the like.

6.3         Other Requirements. Tenant agrees to conform to the following provisions during the Term of this Lease:

(a)           Tenant shall not perform any act or carry on any practice which materially may injure the Premises, or any other part of the Buildings or the Property, other than that arising from normal wear and tear, nor shall approved Alterations constitute material injury so long as constructed in conformity with this Lease;

(b)           Tenant shall, in its use of the Premises, comply with Applicable Law;

(c)           Tenant shall abide by the Rules and Regulations for the Property and the Park which may be established from time to time by Landlord or the Park. In the event that there shall be a conflict between such Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall control. The Rules and Regulations currently in effect are set forth in Exhibit C; and

(d)           Tenant shall not abandon the Premises.

6.4          Extra Hazardous Use. Tenant covenants and agrees that Tenant will not do or permit anything to be done in or upon the Premises, or bring in anything or keep anything therein, which shall increase the rate of property or liability insurance carried by Landlord on the Premises or the Property above the standard rate applicable to Premises being occupied for the Permitted Use, unless Tenant agrees to pay such increase in insurance premiums. If the premium or rates payable with respect to any policy or policies of insurance purchased by Landlord or Landlord’s Managing Agent with respect to the Property increases as a result of any act or activity on or use of the Premises during the Term or payment by the insurer of any claim arising from any act or neglect of Tenant, or Tenant’s Agents, independent contractors or invitees, Tenant shall pay such increase, from time to time, within fifteen (15) days after demand therefor by Landlord, as Additional Rent.

6.5          Hazardous Materials.

(a)           As used herein each of the following terms shall have the meaning ascribed thereto:

(i)            “Hazardous Materials” shall mean each and every element, compound, chemical, mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law, including, without limitation, an “oil,” “hazardous waste,” “hazardous substance,” or “chemical substance or mixture,” as the foregoing terms (in quotations) are defined in Environmental Laws, as defined below.

(ii)           “Environmental Law” shall mean any federal, Commonwealth of Massachusetts and/or local Town of Hopkinton statute, ordinance, bylaw, code, rule and/or regulation now or hereafter enacted, pertaining to any aspect of the environment or human health, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §2061 et seq., the Federal Clean Water Act, 33 U.S.C. §1251, and the Federal Clean Air Act, 42 U.S.C. §7401 et seq., and all environmental laws of the state in which the Property is located, including without limitation, Chapter 21C, Chapter 21D, and Chapter 21E of the General Laws of Massachusetts and the regulations promulgated by the Massachusetts Department of Environmental Protection.

(iii)          “Environmental Condition” shall mean any disposal, release or threat of release of Hazardous Materials on, from or about the Premises, the Buildings or the Property or storage of Hazardous Materials on, from or about the Premises, the Buildings or the Property.

(b)         Tenant may use, handle, treat, transport, store and dispose of Hazardous Materials related to its use of the Premises for the Permitted Use, provided that Tenant shall comply with all applicable Environmental Laws. Tenant shall give written notice to Landlord as soon as reasonably practicable of (i) any communication received by Tenant from any governmental authority concerning Hazardous Materials which relates to the Premises, the Buildings or the Property, and (ii) any Environmental Condition of which Tenant is aware.

(c)          Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, Attorneys’ Fees (as defined below), experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Tenant or Tenant’s Agents, independent contractors or invitees or by Zymark or Zymark’s Agents, independent contractors or invitees either prior to, during or after the Term of this Lease. As used in this Lease, the term “Attorneys’ Fees” means attorneys’, paralegals;, consulting and witness’ fees and disbursements, whether for in house counsel or outside counsel (including, without limitation, for attendance at hearings, depositions, and trials) and related expenses, including, without limitation, for lodging, meals, and transportation, together with all such costs and expenses incurred in connection with appellate proceedings.

(d)         Landlord shall indemnify, defend upon demand with counsel reasonably acceptable to Tenant, and hold Tenant harmless from and against, any liabilities, losses, claims, damages, interest, penalties, fines, Attorneys’ Fees (as defined above), experts’ fees, court costs, remediation costs, and other expenses which result from the use, storage, handling, treatment, transportation, release, threat of release or disposal of Hazardous Materials in or about the Premises or the Property by Landlord, or Landlord’s Agents or independent contractors, either prior to, during or after the Term of this Lease.

(e)          Landlord, on or prior to the date of this Lease, has provided Tenant with a copy of the most recent Phase I environmental report for the Property.

The provisions of this Section 6.5 shall survive the expiration or earlier termination of the Term of this Lease, regardless of the cause of such expiration or termination.

ARTICLE 7
INSTALLATIONS AND ALTERATIONS BY TENANT

7.1          General. Tenant shall make no alterations, additions (including, for the purposes hereof, wall-to-wall carpeting), or improvements (collectively with the Initial Work and the Expansions, “Alterations”) in or to the Premises (including without limitation any Alterations, other than the Initial Work which is governed by ARTICLE 5, necessary for Tenant’s initial occupancy of the Premises) without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed with respect to Alterations that do not materially affect the Structure (as defined below) of the Buildings, the Buildings’ heating, ventilating, and air-conditioning (“HVAC”), life safety, electrical, plumbing, mechanical or utility systems or any other Building systems (collectively, the “Building Systems”). Notwithstanding the foregoing, Landlord’s consent shall not be required for Alterations costing an aggregate of less than $100,000 in any twelve (12) month period if such Alterations do not materially affect the Structure (as defined below) of the Buildings, the Buildings’ HVAC or any other Building Systems. Any Alterations shall be performed and maintained in accordance with the Rules and Regulations and with plans and specifications meeting the requirements set forth in the Rules and Regulations and approved in advance by Landlord.

7.2          Requirements for Alterations. All Alterations shall (i) be performed in a good and workmanlike manner and in compliance with all Applicable Law, including the requirement that Tenant obtain any and all permits and approvals required of the applicable government authorities, (ii) be made at Tenant’s sole cost and expense, (iii) become part of the Premises and the property of Landlord, (unless at the time of Landlord’s approval of such Alterations, Landlord elects in writing to require or permit Tenant to remove the same upon Tenant’s surrender of the Premises) except for Tenant’s Removable Property, as defined in Section 7.3 below, and (iv) be coordinated with any work being performed by Landlord in such a manner as not to damage the Buildings or interfere with the construction or operation of the Buildings. If any Alterations shall involve the removal of fixtures, equipment or other property in the Premises which are not Tenant’s Removable Property, such fixtures, equipment or other property shall be promptly replaced by Tenant at its expense with new fixtures, equipment or other property of like utility and of at least equal quality.

7.3          Tenant’s Removable Property. All articles of personal property and all business fixtures, machinery and equipment and furniture owned or installed by Tenant solely at its expense in the Premises (“Tenant’s Removable Property”) shall remain the property of Tenant and may be removed by Tenant at any time prior to the expiration or earlier termination of the Term, provided that Tenant, at its expense, shall repair any damage to the Property caused by such removal.

7.4          Liability; Mechanics’ Liens. Notice is hereby given, and Landlord and Tenant hereby agree, that Landlord shall not be liable for any labor or materials (or the cost therefor) furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of

Landlord in and to the Property or any portion thereof. To the maximum extent permitted by law, before such time as any contractor commences to perform the Initial Work or other Alterations, Tenant shall obtain from such contractor (and any subcontractors), and shall furnish to Landlord, a written statement acknowledging the provisions set forth in the immediately preceding sentence and, at Landlord’s request, Tenant shall, before commencing its Alterations, secure additional assurances satisfactory to Landlord in its reasonable discretion protecting Landlord against claims arising out of the furnishing of labor and materials for such Alterations. Tenant agrees to pay promptly when due the entire cost of any Alterations, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to all or any part of the Property and to immediately discharge any such liens which may so attach. If, notwithstanding the foregoing, any lien is filed against all or any part of the Property for Alterations claimed to have been done for, or materials claimed to have been furnished to, Tenant or Tenant’s Agents or independent contractors, Tenant, at its sole cost and expense, shall cause such lien to be dissolved within twenty-five (25) days after receipt of notice that such lien has been filed, by the payment thereof or by the filing of a bond sufficient to accomplish the foregoing and shall deliver to Landlord evidence thereof within three (3) business days of such dissolution. Any notice by Landlord to Tenant shall refer to the obligation to comply within such twenty-five (25) day period. If Tenant fails to discharge any such lien within such time period, Landlord may, at its option, discharge such lien and treat the cost thereof (including Attorneys’ Fees incurred in connection therewith) as Additional Rent payable by Tenant upon demand, it being expressly agreed that such discharge by Landlord shall not be deemed to waive or release a Default of Tenant in not discharging such lien. Tenant shall indemnify and hold Landlord harmless from and against any and all expenses, liens, claims, liabilities and damages based on or arising, directly or indirectly, by reason of the making of any Alterations, which obligation shall survive the expiration or earlier termination of this Lease.

7.5          Intentionally Omitted.

7.6          Telecommunications. Tenant shall have the exclusive right to install, in accordance with Landlord’s roof installation requirements, telecommunications, HVAC, generators, and other mechanical devices on the roof of the Buildings in order to (a) serve Tenant’s needs, but such facilities shall not interfere in any way with the operations of any other tenants or occupants of the Park and shall not adversely affect any roof warranty and (b) shall comply with all provisions of this Article VII with respect to Alterations. Tenant shall further have the right to connect such facilities to available utilities and use shaft space to make the required connections. All of the foregoing shall be at Tenant’s sole cost and expense.

7.7          Building Expansions. Subject to the following provisions, Tenant shall have the right to expand at Tenant’s sole discretion, cost and expense, having the right to apply any portion of Landlord’s Contribution to such expansions if and when Tenant’s Termination Right has expired without exercise, (a) Building No. 68 by up to 5,400 rentable square feet in a single story (“Expansion 1”) and (b) Building No. 78 by (i) up to 10,600 rentable square feet in a single story (“Expansion 2”) and (ii) up to an additional 10,600 rentable square feet in a second story of the addition referenced in subsection (b)(i) (“Expansion 3”) singularly, an “Expansion” and (collectively, the “Expansions”). The Tenant’s rights to construct the Expansions shall be subject to (a) the availability of rights under all Applicable Law and all recorded documents affecting or governing the Park or any portion thereof or affecting title to the Property; (b)

Tenant’s receipt of the following permits and approvals from the Town of Hopkinton to the extent required for Expansion 1 and Expansion 2 (collectively, the “Permits”): (1) zoning board of appeal and/or planning board approval of modification of pre-existing, non-conforming Building No. 68 and (2) sewer connection permit (or approval of current or expanded septic system(s)) sufficient to service Expansion 1 and Expansion 2; and (c) Tenant’s payment of all costs related to design, permitting, approval, implementation and construction of any Expansions and all required parking areas and other improvements which are required therefor. Tenant shall make good faith efforts to obtain the Permits and shall diligently pursue such Permits and shall provide Landlord with copies of all applications and other submittals related thereto prior to or simultaneously with delivery to the appropriate official. In the event Tenant is denied one or more of the Permits (a “Denial”), Tenant shall provide notice of such Denial to Landlord within five (5) days following such Denial. Landlord shall have the right but not the obligation to appeal such Denial to the applicable administrative or judicial entity and the right but not the obligation to prosecute such appeal through to completion at Landlord’s sole cost and expense except that Tenant agrees to cooperate in any such appeal with costs related to Tenant’s employees and consultants in connection therewith to be Tenant’s obligation (“Landlord’s Appeal Right”). In the event Tenant, despite using good faith efforts, cannot obtain the Permits, with applicable appeal periods expiring without appeal of an issued permit or approval (unless any such appeal is settled in favor of issuance of the permit or approval) by June 1, 2005 (the “Permit Target Date”), Tenant shall have the right within ten (10) days thereafter, time being of the essence thereof, to terminate this Lease by written notice to the Landlord (“Tenant’s Termination Right”); however, any such notice shall not terminate this Lease if (A) Landlord successfully obtains all necessary, remaining Permits through exercise of Landlord’s Appeal Right or otherwise on or before December 31, 2005, in which case, the Expiration Date shall remain unchanged and Tenant’s exercise of Tenant’s Termination Right shall be null and void, but the dates for completion of the Initial Work, expenditure of the Landlord’s Contribution, the SS End Date, and the Initial Expiration Date shall all be extended on a day for day basis equivalent to the number of days between the Permit Target Date and the date on which Landlord successfully obtains the last of the Permits. In the event all necessary Permits are not obtained on or before December 31, 2005, then if Tenant has timely exercised Tenant’s Termination Right, the term of the Lease shall thereafter terminate and expire on December 31, 2006 (the “Modified Expiration Date”) at which time this Lease shall terminate, Tenant shall surrender the Premises, as required in this Lease, all security deposits and letters of credit shall be returned as and when required by ARTICLE 18, and neither party shall have any further rights, responsibilities or obligations hereunder except provisions specifically stated to survive the expiration or earlier termination of this Lease. Landlord shall reasonably cooperate with Tenant in obtaining the Permits (and any permits for Expansion 3) by executing applications or documents authorizing Tenant to proceed before boards, attending hearings if necessary, and making land and/or additional parking spaces available on the Property, or on land then owned by Landlord which abuts, is adjacent to, or is in reasonable proximity with the Property, to comply with Applicable Law with respect to the Expansions, including, but not limited to floor area ratios, green space requirements, lot coverage requirements, and parking requirements; however, in no event shall Landlord be required to incur out-of-pocket costs or liability in connection with the Expansions or any of the foregoing matters related thereto or to limit its rights to further develop the Park as set forth below. Upon the construction of Expansions, Tenant shall have the right, at its sole cost and expense, to construct such parking spaces as aforesaid, as necessary to meet any municipal zoning parking requirements, in an area then owned by Landlord and reasonably designated by Landlord so long as such land abuts, is adjacent to, or in reasonable proximity with the Property, as local approvals may require them to be built. If any Expansion is constructed by Tenant, Base Rent during the Initial Term shall remain as set forth in Section 1.1. Upon the commencement of construction of any of the Expansions, such Expansions shall become part of the Premises for all purposes hereunder. Any further expansion of the Buildings (other than the Expansions) shall occur only upon a written amendment to this Lease as executed by Landlord and Tenant. The plans attached hereto as Exhibit A-1 depict the current proposal for the Expansions and parking area changes which are expected to be proposed to the Town of Hopkinton by Tenant.

Construction of the Expansions shall comply with all applicable provisions of this Lease, including without limitation, those relating to Alterations. The plans and specifications for the Expansions shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed, and the work shall be performed by a contractor or contractors approved by Landlord, which shall not be unreasonably withheld, conditioned or delayed.

Tenant acknowledges that Landlord may elect to obtain permits and/or construct additional buildings and/or building additions in the Park and that obtaining such permits and/or construction of the same may adversely affect Tenant’s ability to obtain permits and/or construct one or more of the Expansions because of the reduction of available land required to comply with zoning and other regulatory requirements. Notwithstanding the foregoing, Landlord agrees that Landlord will take no action to obtain, or to permit any other party to obtain, a building permit for any such additional building and/or building addition prior to January 1, 2006 if the same would have such an adverse effect.

ARTICLE 8
ASSIGNMENT AND SUBLETTING

8.1          Prohibition. Tenant covenants and agrees that, except as permitted herein, neither this Lease nor the estate hereby granted, nor any interest herein or therein, will be assigned (collaterally, conditionally or otherwise), mortgaged, pledged, encumbered or otherwise transferred, whether voluntarily, involuntarily, by operation of law or otherwise, and that neither the Premises nor the Property, nor any part thereof, will be encumbered in any manner by reason of any act or omission on the part of Tenant, or be sublet (which term, without limitation, shall include granting of concessions, licenses, use and occupancy agreements and the like) in whole or in part, without in each case, the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed provided that any such assignee or subtenant agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all obligations of Tenant under this Lease (with respect only to the subleased premises in the case of a sublease), including without limitation, the covenant limiting assignment and subletting and containing such other provisions as are consistent with this Lease. Tenant further agrees that notwithstanding any assignment or sublet of any or all of Tenant’s interest in this Lease (irrespective of whether or not Landlord’s consent is required therefor), Tenant shall remain fully and primarily liable for the payment and performance of its obligations hereunder, and in the case of assignment such liability shall be joint and several with such assignee or assignees from time to time. Any consent by Landlord to a particular assignment, sublease or occupancy or other act, from time to time, for which Landlord’s consent is required pursuant to this ARTICLE 8, and any provision of this Lease which permits an assignment, sublease or occupancy or other act without Landlord’s consent shall not in any way diminish the prohibition stated in this Section 8.1 as to any such further assignment, sublease or occupancy or other act or the continuing liability of the original named Tenant or of any assignee from time to time. Assignment of the Lease or a sublease of all or a portion of the Premises to a parent, affiliate, or subsidiary of Tenant shall be permitted hereunder without the consent of Landlord. Any assignee or subtenant shall be obligated to enter into a written instrument in form satisfactory to Landlord in its reasonable discretion agreeing to be bound by all obligations of Tenant under this Lease (with respect only to the subleased premises in the case of a sublease), including without limitation, the covenant against further assignment and subletting.

8.2          Additional Events Deemed to be Assignment/Sublet. Without limiting the foregoing, each of the following events shall, for all purposes hereof, be deemed to be an assignment/sublet of this Lease and shall be subject to the provisions of this ARTICLE 8: (i) Tenant entering into any agreement pursuant to which a third party undertakes or is granted by or on behalf of Tenant the right to assign or attempt to assign this Lease or to sublet or attempt to sublet all or any portion of the Premises; (ii) the transfer (by one or more transfers) of a controlling portion of or interest in (meaning more than fifty percent (50%)) of the voting rights or stock or partnership or membership interests or other evidences of equity interests of Tenant; provided, however, that a transfer (i) of equity interests in Tenant on a nationally recognized public stock exchange, (ii) of all or a portion of the equity interest of Tenant to a parent, affiliate, or subsidiary of Tenant, (iii) of all or substantially all the equity interests of Tenant arising from a merger of Tenant with another entity or acquisition of Tenant by another entity, or (iv) of all or substantially all of the assets of Tenant to another entity shall not be deemed an assignment for which Landlord’s consent is required within the meaning of this ARTICLE 8.

8.3          Provisions Incorporated Into Sublease. Any sublease of all or a portion of the Premises shall be deemed to include the following provisions (notwithstanding any provision of the sublease to the contrary) and such provisions shall be deemed included in any Landlord consent agreement: (i) the term of the sublease must end no later than one day before the last day of the Term of this Lease; (ii) no sublease shall be valid, and no sublessee shall take possession of all or any part of the Premises until a fully executed counterpart of such sublease has been delivered to Landlord; (iii) such sublease is subject and subordinate to this Lease and the provisions hereof; and (iv) in the event of termination of this Lease for any reason or reentry or repossession of the Premises by Landlord, Landlord may, in its sole discretion and option, take over and assume all of the right, title and interest of Tenant, as sublessor under such sublease, whereupon, from and after notice thereof given by Landlord to such sublessee, such sublessee shall attorn to Landlord and pay rent and perform all obligations of such sublessee under such sublease for the full term of such sublease directly to Landlord, such sublease, from and after such notice, constituting a direct lease between Landlord and such sublessee; provided, however, that Landlord shall not (A) be liable for any previous act or omission of Tenant under such sublease; (B) be subject to any credit, claim, defense or offset previously accrued in favor of such sublessee against Tenant; (C) be bound by any previous modification of such sublease made without Landlord’s prior written consent or by any previous prepayment of more than one (1) month’s rent; or (D) be required to account for, or be responsible for, any security deposit not actually delivered to Landlord, and then, only to the extent not previously applied to amounts due. If a Default of Tenant occurs and Landlord elects to take over all of the right, title and interest of Tenant as sublessor under such sublease and to cause such sublessee to attorn to Landlord, all as provided above, then for the purposes of the foregoing provisions of this ARTICLE 8 only, by execution of a sublease, each such subtenant shall be deemed to have agreed that such subtenant and Landlord shall be in privity of contract with each other.

8.4         Collection of Rent. If Tenant assigns its interest under this Lease, or sublets or allows occupancy of the Premises or any part thereof by any party other than Tenant, whether or not in violation of the terms and conditions of this ARTICLE 8, Landlord may, at any time and from time to time, collect rent and other charges from any assignee and only from and after a Default of Tenant from any sublessee or occupant, and apply the net amount collected to the Rent and other charges herein reserved, but no such assignment, sublease, occupancy, collection or modification of any provisions of this Lease shall be deemed a waiver of this covenant, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the payment and further performance of obligations on the part of Tenant to be performed hereunder.

8.5          Excess Payments. If Tenant assigns its interest under this Lease or sublets or otherwise permits occupancy of the Premises or any portion thereof, Landlord shall be entitled to an amount equal to fifty percent (50%) of all Profits (as defined below). As used herein, the term “Profits” means the amount, if any, by which (a) all compensation received by Tenant as a result of such assignment or sublease, or other occupancy, net of (a) reasonable expenses actually incurred by Tenant in connection with such assignment or sublease or other occupancy with such reasonable expenses to be amortized without interest over the remaining Term (or, with respect to fit-up costs, the useful life thereof, if greater than the remaining Term) (the “Amortized Costs”) and (b) up to $1,600,000 in the aggregate of hard construction costs actually paid out of pocket by Tenant between the date hereof and December 31, 2005 only for Initial Work and work related to the Expansions (with evidence reasonably satisfactory to Landlord with respect to such actual out of pocket payments having been delivered to Landlord by December 31, 2006) as ratably amortized without interest over the remaining Term, specifically excluding Landlord’s Contribution and allowance under Section 5.2, and with such Amortized Costs and such excess payments to be recalculated upon any extension or renewal of the Term hereof, exceeds (b) in the case of an assignment, the Rent under this Lease, and in the case of a sublease or other occupancy, the portion of the Rent allocable to the portion of the Premises subject to such subletting or other occupancy. Together with Tenant’s notice and/or request for Landlord’s consent to such assignment or sublet, Tenant shall deliver to Landlord a schedule of anticipated Profits and a schedule of anticipated Amortized Costs. All payments due pursuant to this Section 8.5 shall be made on a monthly basis concurrently with Tenant’s payment of Basic Rent hereunder. Landlord shall have the right, upon five (5) days prior written notice to Tenant, to review Tenant’s books and records with respect to such excess payments at no out-of-pocket cost to Tenant. Notwithstanding the foregoing, the provisions of this Section 8.5 shall impose no obligation on Landlord to consent to any assignment/subletting/occupancy with respect to this Lease.

8.6          Payment of Landlord’s Costs. Tenant shall reimburse Landlord on demand, as Additional Rent, for any out-of-pocket costs (including reasonable Attorneys’ Fees and expenses) incurred by Landlord in connection with each actual or proposed assignment, sublease, occupancy agreement, or other act described in Section 8.1 or Section 8.2 or other request for approval or execution of any document whatsoever whether or not consummated, including without limitation, the costs of making investigations as to the acceptability of a proposed assignee, sublessee or occupant. Tenant shall have the right, upon five (5) days prior written notice to Landlord, to review Landlord’s books and records with respect to such out-of-pocket costs at no out-of-pocket cost to Landlord.

8.7          Conditions to Effectiveness of Assignment/Sublet. Any assignment, sublease or occupancy agreement shall not be valid or binding on Landlord and no assignee, sublessee or occupant shall take possession of all or any portion of the Premises unless and until (i) Tenant, Landlord and the assignee, sublessee, or occupant have each executed a consent agreement, in form and substance satisfactory to Landlord (which consent agreement shall provide, among other things, that said assignee, sublessee or occupant agrees to be independently bound by and upon all of the covenants, agreements, terms, provisions and conditions set forth in this Lease on the part of Tenant to be kept and performed, except in the event of a sublease of only a portion of the Premises, in which case such obligations shall only apply to the portion being sublet, and shall otherwise comply with this ARTICLE 8), (ii) Tenant has delivered to Landlord a fully executed counterpart of such assignment, sublease or occupancy agreement acceptable to Landlord, together with a final schedule of expected Profits and a final schedule of expected Amortized Costs, (iii) Tenant has paid to Landlord any sums required pursuant to Section 8.6 hereof, and (iv) Tenant has delivered to Landlord evidence (in the form of a certificate of insurance using Acord 27 or equivalent) of compliance by the assignee/sublessee with the insurance provisions of this Lease.

ARTICLE 9
MAINTENANCE, REPAIRS AND REPLACEMENTS

9.1          Landlord’s Obligations. Except as otherwise provided in this Lease, Landlord agrees to (i) keep the parking lots and driveways in good condition, properly lit, and reasonably free of snow and ice, (ii) keep and maintain all landscaped areas in the outdoor portions of the Property in a neat and orderly condition, (iii) maintain, repair and replace the Structure of the Buildings excluding the Alterations; provided, however, that Tenant (and not Landlord) shall be responsible with respect to any condition caused by or related to (A) any misconduct or neglect of Tenant, its Agents, invitees or independent contractors, or (B) the Alterations or Tenant’s Removable Property. As used herein, the term “Structure” means the exterior walls, load bearing portions of the walls, columns, beams, concrete slab, footings, structural beams of the roof, and all Landlord Utilities, as defined in Section 10.2 in each case as necessary to preserve the load bearing capacity thereof, Landlord also shall not be responsible for any maintenance, repair or replacement at the Premises other than as expressly set forth in this Section 9.1.

Provided Tenant complies with its repair and maintenance obligations under this Lease and its obligations under Section 5.2, Landlord shall, at its expense, make any necessary replacements of the roof and the rooftop HVAC units as required in Landlord’s reasonable determination, in the case of the roof, in order to maintain the roof in a watertight condition and, in the case of the rooftop HVAC units, to provide substantially the levels of heating, ventilating and air conditioning which the same provide as of the date hereof.

All of the costs of Landlord pursuant to this ARTICLE 9 shall be included in Operating Expenses, including without limitation, capital replacements, as set forth in Exhibit B, Paragraph 6 unless specifically excluded from Operating Expenses pursuant to the provisions of Exhibit B.

Landlord shall never be liable for any failure to perform any of its maintenance, repair or replacement obligations under this Lease unless Tenant has given notice to Landlord of the need to perform the same, and Landlord fails to commence to perform the same within a reasonable time thereafter, or fails to proceed with reasonable diligence to complete such performance.

9.2         Tenant’s Obligations.

(a)           Except to the extent specifically required of Landlord under Section 9.1, Tenant will keep the Premises and every part thereof neat and clean including without limitation arranging for trash removal and disposal with respect thereto. Tenant further agrees to keep in good order, condition and repair (including replacement of) each and every part of the Premises, including without limitation, window glass, the roof (excluding the structural beams thereof and excluding the replacement of the roof to the extent that the same is Landlord’s obligation under Section 9.1 after the initial replacement thereof by Tenant under Section 5.2) and all Building Systems (excluding replacement of the rooftop HVAC units to the extent that the same is Landlord’s obligation under Section 9.1), and all Tenant Utilities, as defined in Section 10.2 and all other improvements at the Premises, and Tenant shall surrender the Premises to Landlord, at the end of the Term, in such condition, subject to normal wear and tear to carpeting and painted interior surfaces. Without limitation, Tenant shall comply with Applicable Law and the standards recommended by the local Board of Fire Underwriters applicable to Tenant’s use and occupancy of the Premises, and shall, at Tenant’s expense, timely obtain all permits, licenses and the like required thereby.

(b)           Tenant shall, at its sole cost and expense, obtain and at all times during the Term hereof maintain in full force and effect, a service contract in form and substance reasonably satisfactory to Landlord for the maintenance of the HVAC system serving the Premises, which service contract shall cover replacement of component parts, and Tenant shall deliver to Landlord a copy of such HVAC service contract promptly upon the execution hereof, but such requirement shall not be deemed to limit or otherwise affect Tenant’s obligation to maintain, repair and replace any supplemental HVAC equipment installed by Tenant, including without limitation, HVAC equipment for server rooms which shall be Tenant’s sole responsibility.

(c)             If either party is required to repair, replace or maintain any portion of the Buildings pursuant to the provisions of this Lease and fails to commence to perform such act within ten (10) Business Days’ after written notice from the other party, or fails to complete such act so commenced within thirty (30) days of said notice or such longer period as may be reasonably required so long as such work is being diligently conducted (except that no notice shall be required in the event of an emergency), the other party may perform such act (but shall not be required to do so), and in the case of Tenant failure, the provisions of Section 19.2(f) (“Remedying Defaults”) shall be applicable to the costs thereof, and in the case of Landlord failure, Landlord shall be responsible to reimburse Tenant for the costs of such work except to the extent that such costs would have been included in Operating Expenses. The party thereafter performing the work shall not be responsible to the party failing to perform the work for any loss or damage whatsoever that may accrue to such party’s stock or business or property by reason of properly performing such acts.

(d)           Tenant, shall, at its sole cost and expense, arrange and pay for cleaning and janitorial services for the Premises, substantially in accordance with the cleaning standards from time to time in effect for the Buildings.

ARTICLE 10
UTILITIES AND OTHER SERVICES

10.1        Heating, Ventilation and Air-Conditioning. Except as set forth in Section 9.1 above, Tenant and not Landlord shall furnish all heating and cooling for the Premises as required by Tenant for the comfortable occupancy thereof, but at a minimum Tenant shall furnish sufficient heating to the Premises to prevent any damage to the Property, including without limitation, the freezing of pipes.

10.2        Utilities.

(a)           General. Landlord shall be responsible for the following (collectively, the “Landlord Utilities”): all electricity, natural gas (if any), water, and septic service lines from the property line of the Park up to their entry point into the Buildings (the “Utility Switching Points”), and Tenant shall be responsible for such utilities from the Utility Switching Points into and throughout the Premises and for all oil supplies, telecommunications and other utility services, modifications made to the Landlord Utilities after the date hereof, and any new utilities, including without limitation, sewer service, installed after the date hereof (collectively, “Tenant Utilities”). All utility services shall be separately metered, and Tenant shall pay all charges therefor directly to the utility provider. Notwithstanding the foregoing, electrical service for the Premises shall also be governed by the provisions of subsections (b), (c), and (d) below.

(b)           Electricity; Arrangement/Metering. Tenant shall pay all charges for utilities directly to the utility provider. Upon prior notice and approval by Landlord, Tenant may supplement and/or modify Landlord’s existing wires, risers, conduits and other electrical equipment of Landlord serving the Premises. Any additional feeders or risers to supply Tenant’s, or any subtenant’s, electrical requirements in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by and at the sole cost and expense of Tenant, provided that such additional feeders and risers are permissible under Applicable Law and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Buildings or cause or create a dangerous condition or unreasonably interfere with other tenants of the Buildings. Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed.

(c)           Capacity. Tenant warrants and represents to Landlord that its electrical demand requirement shall not adversely affect the Buildings’ electrical system. Tenant’s use of electrical energy in the Premises shall not at any time exceed the maximum capacity permitted from time to time under Applicable Law or the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises and Tenant shall repair any damage caused by Tenant’s failure to observe such requirements. Any additional feeders or risers necessary to supply electricity to the Premises in addition to those originally installed and all other equipment proper and necessary in connection with such feeders or risers, shall be installed by Tenant at its sole cost and expense, provided that such additional feeders and risers and other equipment are permissible under Applicable Law and insurance regulations and the installation of such feeders or risers will not cause permanent damage or injury to the Buildings or cause or create a dangerous condition. Tenant agrees that it will not make any material alteration or material addition to the electrical equipment and/or appliances in the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           No Landlord Liability. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electrical energy furnished to the Premises by reason of any requirement, act or omission of the public or other utility serving the Buildings with electricity unless due to the act or omission of Landlord or Landlord’s Agents or independent contractors. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense that Tenant may sustain or incur if the quantity, character or supply of electrical energy is changed or is no longer available or suitable for Tenant’s requirements.

(e)           Interruption of Service. Landlord reserves the right to curtail, suspend, interrupt and/or stop the supply and/or flow of water, sewage, electrical current, and other services, and to curtail, suspend, interrupt and/or stop use of entrances and/or lobbies serving as access to the Buildings, or other portions of the Property, provided that, except in the event of any emergency, Landlord shall provide Tenant with at least seven (7) days prior notice before taking any such action, without thereby incurring any liability to Tenant, when necessary or advisable, in Landlord’s judgment, by reason of accident or emergency, or for repairs, alterations, replacements or improvements necessary or advisable, in Landlord’s judgment, or when prevented from supplying such services or use due to any act or neglect of Tenant or Tenant’s Agents, invitees or independent contractors or any person claiming by, through or under Tenant or by Force Majeure. No diminution or abatement of Basic Rent or Additional Rent, nor any direct, indirect or consequential damages shall be claimed by Tenant as a result of, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of, any such interruption, curtailment, suspension or stoppage in the furnishing of the foregoing services or use, irrespective of the cause thereof. Failure or omission on the part of Landlord to furnish any of the foregoing services or use as provided in this ARTICLE 10 shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of Basic Rent or Additional Rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

ARTICLE 11

REAL ESTATE TAXES

11.1      Payments on Account of Real Estate Taxes.

(a)           “Tax Year” shall mean a twelve (12) month period commencing on July 1 and falling wholly or partially within the Term, and “Taxes” shall mean: (i) all taxes, assessments (special or otherwise), betterments, levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property, including without limitation, any Expansions, or any portion thereof or against the Park or any portion thereof, or against any Basic Rent, Additional Rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property and any portion thereof, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof or the Park or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Basic Rent, Additional Rent or other rent of any kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof or the Park or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing operation, or use of the Property or any portion thereof or the Park or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Taxes; but the amount of special taxes or special assessments included in Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Taxes are being determined. There shall be excluded from Taxes: (A) all income, estate, succession, franchise, inheritance and transfer taxes of Landlord; provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, excise or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof or the Park or any portion thereof, such tax or charge shall be included in the term “Taxes” for the purposes of this Article; (B) any item to the extent otherwise included in Operating Expenses; (C) any environmental assessments, charges or liens arising in connection with the remediation of Hazardous Materials from the Premises or Buildings, the causation of which arose (1) prior to the Commencement Date of the Prior Leases, or (2) after the Commencement Date of the Prior Leases, to the extent not caused by Tenant or Tenant’s Agents, independent contractors or invitees or Zymark or Zymark’s Agents, independent contractors or invitees or Tenant’s or Zymark’s sublessees or assignees; (D) costs or fees payable to public authorities separate from the ordinary tax bill in connection with any future construction, renovation and/or improvements by Landlord within the Park other than the Expansions or the Initial Work, including exactions for transit, housing, schools, open space, child care, arts programs, environmental impact reports, traffic studies, and transportation system management plans; and (E) reserves for future Taxes, except as set forth in subsection (c) below. Additionally, interest and penalties incurred as a result of Landlord’s late payment of Taxes shall not be included in the definition of Taxes unless Tenant was late in its payment of Taxes to Landlord. Because the Property is commonly assessed with other real property, Taxes shall include only Taxes on the Property and the Property’s proportionate share of any Park tax assessment not attributable to a particular building based upon the ratio of the rentable square footage of the Premises Rentable Area from time to time to the rentable square footage of all of the Buildings on all of the real property in the Park from time to time (the “Park Share”).

(b)           For the portion of the Term through and including June 30, 2005, Tenant shall pay taxes in accordance with the Prior Leases, the provisions of which are incorporated herein by this reference for such purpose and from and after the commencement of Fiscal Year 2006, that is, July 1, 2005, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of Taxes, such amount to be apportioned for any portion of a Tax Year in which the Term Commencement Date falls or the Term expires.

(c)           Estimated payments by Tenant for Taxes shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. Tenant’s monthly estimated payment for Taxes shall be sufficient to provide Landlord with a sum equal to 1/12 of Tenant’s required payment for Taxes for the then current Tax Year, as reasonably estimated by Landlord from time to time. Once annually, Landlord shall advise Tenant of the amount of the tax bills for the prior Tax Year and the computation of Tenant’s required payment for Taxes. If estimated payments for Taxes theretofore made by Tenant for the Tax Year covered by such bills exceed the required payment for Taxes for such Tax Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant for Taxes (or promptly refund such overpayment if requested by Tenant, or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Taxes for such Tax Year are greater than estimated payments for Taxes theretofore made for such Tax Year, Tenant shall pay the difference to Landlord as Additional Rent within thirty (30) days after being so advised by Landlord in writing, and the obligation to make such payment for any period within the Term shall survive expiration or earlier termination of the Term.

11.2        Abatement. If Landlord shall receive any tax refund or reimbursement of Taxes or sum in lieu thereof (a “Tax Refund”) with respect to any Tax Year all or any portion of which falls within the Term, then out of any balance remaining of the Tax Refund, after deducting Landlord’s expenses in obtaining same unless such expenses have been paid by Tenant, Landlord shall pay to Tenant, provided there does not then exist a Default of Tenant, an amount equal to such Tax Refund apportioned if such refund is for a Tax Year a portion of which falls outside the Term) multiplied by Tenant’s Proportionate Share; provided, that in no event shall Tenant be entitled to receive more than the payments for Taxes made by Tenant for such Tax Year pursuant to subsection (b) of Section 11.1.

ARTICLE 12
OPERATING EXPENSES

12.1      Definitions.

(a)           “Operating Year” shall mean each calendar year all or any part of which falls within the Term; and

(b)           “Operating Expenses” shall mean the aggregate costs and expenses incurred by Landlord with respect to the operation, administration, cleaning, repair, replacement,

maintenance and management of the Property and Tenant’s Park Share as defined in Section 11.1, of Park costs and expenses, including without limitation, as set forth in Exhibit B attached hereto, provided that if during any portion of the Operating Year for which Operating Expenses are being computed, less than all of the Buildings was occupied by tenants or Landlord was not supplying all tenants with the services being supplied under this Lease, actual Operating Expenses incurred shall be extrapolated reasonably by Landlord on an item by item basis to the estimated Operating Expenses that would have been incurred if the Buildings were fully occupied for such Operating Year and such services were being supplied to all tenants, and such extrapolated amount shall, for the purposes hereof, be deemed to be the Operating Expenses for such Operating Year.

12.2      Tenant’s Payment of Operating Expenses.

(a)           For the portion of the Term through and including December 31, 2005, Tenant shall pay Operating Expenses and other Additional Rent in accordance with the Prior Leases, the provisions of which are incorporated herein by this reference for such purpose, and from and after January 1, 2006, Tenant shall pay to Landlord, as Additional Rent, an amount equal to Operating Expenses multiplied by Tenant’s Proportionate Share, such amount to be apportioned for any portion of an Operating Year in which the Term Commencement Date falls or the Term expires.

(b)           Estimated payments by Tenant for Operating Expenses shall be made on the first day of each and every calendar month during the Term of this Lease, in the fashion herein provided for the payment of Basic Rent. The monthly amount so to be paid to Landlord shall be sufficient to provide Landlord by the end of each Operating Year a sum equal to Tenant’s required payment for Operating Expenses for such Operating Year, as reasonably estimated by Landlord from time to time during each Operating Year. Within one hundred fifty (150) days after the end of each Operating Year, Landlord or Landlord’s Agent shall submit to Tenant a reasonably detailed statement of Operating Expenses for the prior Operating Year, and Landlord or Landlord’s Agent shall certify to the accuracy thereof. If estimated payments for Operating Expenses theretofore made by Tenant for such Operating Year exceed Tenant’s required payment for Operating Expenses for such Operating Year according to such statement, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if requested by Tenant or if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but if the required payments for Operating Expenses for such Operating Year are greater than the estimated payments (if any ) theretofore made by Tenant for Operating Expenses for such Operating Year, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after being so advised by Landlord in writing, the difference between the estimated and required Operating Expense Payments, and the obligation to make such payment for any period within the Term shall survive the expiration or earlier termination of the Term.

(c)           Tenant shall have the right to examine, copy and audit Landlord’s books and records establishing Operating Expenses for any Operating Year for a period of one (1) year following the date that Tenant receives the statement of Operating Expenses for such Operating Year from Landlord. Tenant shall give Landlord not less than thirty (30) days’ prior notice of its intention to examine and audit such books and records, and such examination and audit shall take place at such place within the continental United States as Landlord routinely maintains such books and records, unless Landlord elects to have such examination and audit take place in another location designated by Landlord in the city and state in which the Property is located. Any such audit shall be conducted by a certified public accountant, and all costs of the examination and audit shall be borne by Tenant; provided, however, that if such examination and audit establishes that the actual Operating Expenses for the Operating Year in question are less than the amount set forth as the annual Operating Expenses on the annual statement delivered to Tenant by at least five percent (5%), then Landlord shall pay the reasonable costs of such examination and audit. If, pursuant to the audit, the payments made for such Operating Year by Tenant exceed Tenant’s required payment on account thereof for such Operating Year, Landlord shall credit the amount of overpayment against subsequent obligations of Tenant with respect to Operating Expenses (or promptly refund such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord); but, if the payments made by Tenant for such Operating Year are less than Tenant’s required payment as established by the examination and audit, Tenant shall pay the deficiency to Landlord within thirty (30) days after conclusion of the examination and audit, and the obligation to make such payment for any period within the Term shall survive expiration of the Term. Tenant shall not be permitted to engage an auditor which is paid on a contingency or percentage basis unless Landlord approves of such auditor in writing either prior to or after the execution of this Lease. Landlord hereby pre-approves the Tenant’s use of RRG and P. Stevens Associates, Inc. If Tenant does not elect to exercise its right to examine and audit Landlord’s books and records for any Operating Year within the time period provided for by this paragraph, Tenant shall have no further right to challenge Landlord’s statement of Operating Expenses.

12.3        Triple Net Lease. This Lease is a triple net lease and it is intended that, except where specifically provided herein, Tenant, and not Landlord, shall bear the costs incurred in connection with the Property, and Tenant’s Park Share of the costs incurred in connection with the Park, and all costs and expenses incurred in connection with the Premises.

ARTICLE 13
INDEMNITY AND INSURANCE

13.1        Tenant’s Indemnity. Except to the extent arising from the gross negligence or willful misconduct of Landlord or Landlord’s Agents, Tenant agrees to indemnify and save harmless Landlord and Landlord’s Agents from and against all claims, losses, cost, damages, liabilities or expenses of whatever nature arising: (i) from any accident, injury or damage whatsoever to any person, or to the property of any person, occurring in or about the Premises; (ii) from any accident, injury or damage whatsoever to any person, or to property of any person, occurring outside of the Premises but on or about the Property, where such accident, damage or injury results or is claimed to have resulted from any act or omission on the part of Tenant or Tenant’s Agents, invitees or independent contractors; (iii) from the use or occupancy of the Premises or of any business conducted therein, and, in any case, occurring (A) after the Term Commencement Date until the Expiration Date or earlier termination of the Term of this Lease, and (B) thereafter so long as Tenant is in occupancy of all or any part of the Premises; or (iv) from any default or breach by Tenant or Tenant’s Agents under the terms or covenants of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred in or in connection with any such claim or any proceeding brought thereon, and the defense thereof, including, without limitation, reasonable Attorneys’ Fees and costs at both the trial and appellate levels. The provisions of this Section 13.1 shall survive the expiration or earlier termination of this Lease, regardless of the cause of such expiration or earlier termination.

13.2      Tenant’s Insurance.

(a)           Commercial General Liability. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of commercial general liability insurance (using the current Insurance Services Offices (“ISO”) form) under which the insurer agrees to indemnify, defend with counsel satisfactory to Landlord, and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1.

(b)           Property Damage Insurance. Tenant agrees to maintain in full force from the date hereof, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, a policy of property damage insurance (ISO Causes of Loss – Special Form) with a business income endorsement and a utility services – time element endorsement, under which the insurer agrees to indemnify, defend with counsel satisfactory to Landlord, and hold Landlord, Landlord’s Managing Agent, and those in privity of estate with Landlord, harmless from and against all cost, expense and/or liability arising out of or based upon any and all claims, accidents, injuries and damages set forth in Section 13.1.

(c)           Insureds/Umbrella Policy. With respect to the above-referenced commercial general liability and property insurance policies:

(i)            Insured/Named Insureds. Tenant shall be named as an insured and Landlord, Landlord’s Managing Agent and such other persons as are in privity of estate with Landlord as may be set out in a notice to Tenant from time to time, shall named as additional insureds; and

(ii)             Umbrella Policy. Tenant may satisfy such insurance requirements by including the Premises in a so-called “blanket” and/or “umbrella” insurance policy, provided that the amount of coverage allocated to the Premises shall fulfill the requirements set forth herein. Tenant’s commercial general liability insurance policy shall be written on an “occurrence” basis, and shall be in at least the amounts of the General Liability Insurance specified in Section 1.1 or such greater amounts as Landlord in its reasonable discretion shall from time to time request.

(d)           Tenant Casualty Insurance. Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the Term of this Lease, and thereafter so long as Tenant is in occupancy of all or any part of the Premises, property insurance (ISO Causes of Loss – Special Form) on a “replacement cost” basis, insuring Tenant’s Removable Property, the Initial Work and any Alterations made by Tenant pursuant to ARTICLE 7, to the extent that the same have not become the property of Landlord. During the construction of any Expansion, Tenant shall, upon billing therefor, pay to Landlord the cost of any endorsement to any insurance policy of Landlord with respect to builder’s risk completed value non-reporting form (including without limitation all risk, fire, earthquake and extended coverage (including collapse, contract demolition, removal of debris and increased cost of construction)).

(e)             Tenant’s General Insurance Requirements. Each policy required hereunder shall be non-cancelable and non amendable with respect to Landlord, Landlord’s Managing Agent and Landlord’s said designees without twenty (20) days’ prior written notice to Landlord. With respect to all insurance which Tenant is required to carry hereunder. Tenant shall, prior to entering the Premises for any reason, deliver to Landlord a duplicate original policy or a certificate of insurance reasonably satisfactory to Landlord, together with a photocopy of the entire policy, with respect thereto.

(f)              Tenant’s Risk. Tenant agrees to use and occupy the Premises, and to use such other portions of the Property as Tenant is herein given the right to use, at Tenant’s own risk. Landlord shall not be liable to Tenant, or Tenant’s Agents, contractors or invitees for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to Tenant’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Property, any fire, robbery, theft, mysterious disappearance and/or any other crime or casualty, the actions of any other tenants of the Park or of any other person or persons, or any leakage in any part or portion of the Premises or the Buildings, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Buildings, or from drains, pipes or plumbing fixtures in the Buildings, except for personal injury to Tenant’s Agents, invitees and independent contractors when due to the gross negligence or willful misconduct of Landlord or Landlord’s Agents. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of Tenant, and neither Landlord nor Landlord’s insurers shall in any manner be held responsible therefor. In no event shall Landlord be liable to Tenant for any indirect or consequential damages resulting from Landlord’s acts or omissions.

13.3        Waiver of Subrogation. The parties hereto shall each procure an appropriate clause in, or endorsement to, any property insurance policy on the Premises or any personal property, fixtures or equipment located thereon or therein, pursuant to which the insurer waives subrogation or consents to a waiver of right of recovery in favor of either party and its respective Agents. Having obtained such clauses and/or endorsements, each party hereby agrees that it will not make any claim against or seek to recover from the other or its Agents for any loss or damage to its property or the property of others resulting from fire or other perils covered by such property insurance.

13.4        Landlord Insurance. Landlord shall maintain the following insurance, and such other insurance as it elects, during the Term of this Lease:

(a)           Worker’s Compensation insurance as required by any applicable law or regulation and in accordance with the laws of the state, territory or province having jurisdiction over each party’s employees and Employer’s Liability insurance with limits of One Million Dollars ($1,000,000).

(b)             Commercial general liability insurance with limits of not less than One Million Dollars ($1,000,000.00) per occurrence or per claim and Two Million Dollars ($2,000,000.00) in the annual aggregate. Such insurance shall provide coverage for (a) bodily injury, property damage, personal injury and advertising injury, (b) contractual liability, not only for bodily injury and property damage, but also for personal injury and advertising injury, and (c) cross liability. Such insurance shall include Tenant as additional insureds, but only to the extent of liabilities falling within the indemnity obligations of a Named Insured. The additional insureds shall include Landlord’s employees and agents,. If such insurance is maintained on a claims-made basis, then such insurance shall be maintained for an additional period of three years after termination of this Lease and any extension thereof.

(c)          Business Automobile Liability insurance covering all owned, rented (hired) and non-owned vehicles used in connection with this Lease or the Premises. Such insurance shall have limits of One Million Dollars ($1,000,000) each accident for bodily injury and property damage.

(d)         Landlord agrees to maintain in full force and effect, during the Term of this Lease, property damage insurance with such deductibles and in such amounts as may from time to time be carried by reasonably prudent owners of similar buildings in the area in which the Property is located, provided that in no event shall Landlord be required to carry other than fire and extended coverage insurance or insurance in amounts greater than 80% of the actual insurable cash value of the Building (excluding footings and foundations). Landlord may satisfy such insurance requirements by including the Property in a so-called “blanket” insurance policy, provided that the amount of coverage allocated to the Property shall fulfill the foregoing requirements.

(e)          Upon Tenant’s written request from time to time, Landlord shall deliver to Tenant a duplicate original policy or a certificate of insurance reasonably satisfactory to Tenant, together with a photocopy of the entire policy, with respect thereto.

ARTICLE 14
FIRE, EMINENT DOMAIN, ETC.

14.1        Landlord’s Right of Termination. If (a) the Premises or any Building is substantially damaged by fire or casualty (the term “substantially damaged” meaning damage of such a character that the same cannot, in the ordinary course, reasonably be expected to be repaired within nine (9) months from the time that repair work would commence), or (b) the Premises or any Building is damaged and all or a portion of such damage is uninsured, or (c) part of any Building or the Property is taken by any exercise of the right of eminent domain, then Landlord shall have the right to terminate this Lease (even if Landlord’s entire interest in the Premises may have been divested) by giving notice to Tenant of Landlord’s election so to do within ninety (90) days after the occurrence of such casualty or the effective date of such taking, whereupon this Lease shall terminate on the earlier of (a) thirty (30) days after the date of such notice or (b) the effective date of such taking with the same force and effect as if such date were the date originally established as the expiration date hereof.

14.2    Restoration; Tenant’s Right of Termination. If (a) the Premises or any Building is damaged by fire or other casualty, or (b) all or part of any Building is taken by right of eminent domain; and this Lease is not terminated pursuant to Section 14.1, Landlord shall thereafter use reasonable efforts (to the extent practicable in Landlord’s reasonable determination in light of the nature of any taking or the election by Landlord’s lender to apply all or a portion of any resulting insurance proceeds to the repayment of Landlord’s loan) to restore such Building(s) and the Premises (excluding all Alterations) to proper condition for Tenant’s use and occupation, provided that Landlord’s obligation shall be limited to the amount of insurance and eminent domain proceeds available therefor. If, for any reason, such restoration shall not be substantially completed within twelve (12) months after the expiration of the ninety (90) day period referred to in Section 14.1 (which twelve (12) month period may be extended for such periods of time as Landlord is prevented from proceeding with or completing such restoration due to Force Majeure, but in no event for more than an additional three (3) months), Tenant shall have the right to terminate this Lease by giving notice to Landlord thereof within thirty (30) days after the expiration of such period as so extended) provided that such restoration is not completed within such period. Upon such termination, this Lease shall cease and come to an end without further liability or obligation on the part of either party (except with respect to obligations which are expressly stated herein to survive expiration or termination) thirty (30) days after such giving of notice by Tenant unless, within such thirty (30) day period, Landlord substantially completes such restoration subject to the completion of minor “punch list” items, the completion of which will not materially interfere with Tenant’s business operations. Such right of termination shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure so to complete such restoration.

14.3    Abatement of Rent. If the Premises or any Building are damaged by fire or other casualty, Basic Rent and Additional Rent payable by Tenant shall abate proportionately for the period during which, by reason of such damage, Tenant’s use of such Building(s) is prevented, having regard for the extent to which Tenant may be required to discontinue Tenant’s use of all or an undamaged portion of the Premises due to such damage, but such abatement or reduction shall end if and when either (a) Landlord shall have substantially completed sufficient restoration so that the Premises are in substantially the condition it was in prior to such damage except for all Alterations which shall be completed by Tenant and Tenant has had a reasonable period of time (but in no event more than one hundred eighty (180) days if substantial damage, as defined above, has occurred nor more than ninety (90) days in all other cases) to complete restoration of the Initial Work, the Expansions and any Alterations existing at the time of the fire or other casualty, or (b) Tenant shall have commenced occupancy and use of such Building(s). If the Premises shall be affected by any exercise of the power of eminent domain, Basic Rent and Additional Rent payable by Tenant shall be justly and equitably abated and reduced according to the nature and extent of the loss of use of such Building(s) suffered by Tenant. In no event shall Landlord have any liability for damages to Tenant for inconvenience, annoyance, or interruption of business arising from any fire or other casualty or eminent domain.

14.4    Condemnation Award. Landlord shall have and hereby reserves and excepts, and Tenant hereby grants and assigns to Landlord, all rights to recover for damages to the Property and the leasehold interest hereby created, and to compensation accrued or hereafter to accrue by reason of any taking, by exercise of the right of eminent domain, and by way of confirming the foregoing, Tenant hereby grants and assigns, and covenants with Landlord to grant and assign to Landlord, all rights to such damages or compensation, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, and Tenant hereby irrevocably appoints Landlord its attorney-in-fact to execute and deliver in Tenant’s name all such assignments and assurances. Notwithstanding the preceding, however, Tenant, subject to, and subordinate to, the rights of any mortgage lender of the Landlord with respect to the Property, shall have a right to a share of any portion of a condemnation award which is directly attributable to the Initial Work and the Expansions. The Tenant’s share of the portion of a condemnation award directly attributable to the Initial Work and the Expansions shall be equal to 50% of the then unamortized amount of Tenant’s actual out-of-pocket payments for hard construction costs for the Initial Work and Expansions made by Tenant through December 31, 2005 (up to a maximum amount of $1,600,000.00 in out-of-pocket payments). Such payment amount shall be ratably amortized without interest over the Initial Term. In no event shall Tenant have the right to receive an amount greater than $800,000.00 out of any such award. In addition, nothing contained herein shall be construed to prevent Tenant from prosecuting in a separate condemnation proceeding a claim for the value of any of Tenant’s Removable Property installed in the Premises by Tenant at Tenant’s expense and for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE 15
ADDITIONAL COVENANTS

15.1      Tenant.

(a)           Estoppel Certificate. For the benefit of any third party lender or prospective third party lender or purchaser or prospective purchaser of the Property, Tenant shall, at any time and from time to time, upon not less than fifteen (15) days prior written notice by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate addressed to such party containing such statements of fact with respect to this Lease and the Property as such party reasonably requests. Each request by Landlord for an estoppel shall refer to the obligation to provide the same within such fifteen (15) day period.

(b)           Financial Statements. Tenant shall, except during any period of time when Tenant is listed as a company on any national stock exchange, without charge therefor, at any time (but not more than once annually except in the case of a prospective loan or sale), within ten (10) days following a request by Landlord, deliver to Landlord, or to any other party designated by Landlord, a true and accurate copy of Tenant’s most recent financial statements.

15.2      Landlord.

(a)           Covenant of Quiet Enjoyment. Subject to the terms and conditions of this Lease, on payment of the Rent and observing, keeping and performing all of the other terms and conditions of this Lease on Tenant’s part to be observed, kept and performed, Tenant shall lawfully, peaceably and quietly enjoy the Premises during the Term hereof, without hindrance or ejection by any persons lawfully claiming under Landlord to have title to the Premises superior to Tenant. The foregoing covenants of quiet enjoyment are in lieu of any other covenant of title or possession, express or implied.

15.3       As to Both Parties.

(a)           Recording. Tenant agrees not to record this Lease, but, if the Term of this Lease (including any extended term) is seven (7) years or longer, each party hereto agrees, on the request of the other, to execute a notice of lease in substantially the form attached hereto as Exhibit E, or such other form as may be mandated by the state and/or county in which the Property is located. In no event shall such document set forth the Rent payable by Tenant hereunder; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease. At Landlord’s request, promptly upon expiration of or earlier termination of the Term, Tenant shall execute and deliver to Landlord a release of any document recorded in the real property records for the location of the Property evidencing this Lease, and Tenant hereby appoints Landlord Tenant’s attorney-in-fact, coupled with an interest, to execute any such document if Tenant fails to respond to Landlord’s request to do so within ten (10) days. The obligations of Tenant under this subsection (a) shall survive the expiration or any earlier termination of the Term.

ARTICLE 16
HOLDING OVER; SURRENDER

16.1    Holding Over. Any holding over by Tenant after the expiration of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rent equal to one and one half (1.50) times the Basic Rent in effect immediately prior to such expiration plus the Additional Rent herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or indirect, sustained by reason of any such holding over. In all other respects, such holding over shall be on the terms and conditions set forth in this Lease as far as applicable.

16.2    Surrender of Premises. Upon the expiration or earlier termination of the Term, Tenant shall peaceably quit and surrender to Landlord the Premises in the condition in which the same are required to be kept pursuant to Section 9.2, together with the Initial Work, and all Alterations (except as hereinafter provided), excepting only ordinary wear and use and damage by fire or other casualty, and/or condemnation for which, under other provisions of this Lease, Tenant has no responsibility to repair or restore. Upon such expiration or earlier termination of the Term, Tenant shall remove from the Premises (i) all of Tenant’s Removable Property, (ii) to the extent specified by Landlord in writing at the time of their installation, any Alterations, other than the Initial Work, excluding the Expansions, and all partitions wholly within the Premises unless installed initially by Landlord in preparing the Premises for Tenant’s occupancy; and shall repair any damage to the Premises or the Buildings caused by such removal, and (iii) all telecommunications lines and cabling installed by Tenant within the Premises or elsewhere in the Buildings to the extent exclusively serving the Premises. Any Tenant’s Removable Property which shall remain in the Buildings or on the Premises after the expiration or earlier termination of the Term and surrender of the Premises by the Tenant, its assignees and subtenants, shall be deemed conclusively to have been abandoned, and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit, at Tenant’s sole cost and expense.

ARTICLE 17
RIGHTS OF MORTGAGEES

17.1    Rights of Mortgagees. This Lease shall be subject and subordinate to all matters currently of record, including without limitation, deeds, easements and land disposition agreements, and to the lien and terms of any mortgage, or deed of trust (collectively, with any renewals, modifications, consolidations, replacements and extensions thereof, a “Mortgage,” and the holder thereof from time to time, and its successors, participants and/or assigns, the “Holder”) from time to time encumbering the Premises and to each advance made thereunder, whether executed and delivered prior to or subsequent to the date of this Lease, unless the Holder shall elect otherwise. Simultaneously with the execution hereof, Tenant has executed a Subordination, Non-Disturbance and Attornment Agreement (the “Mass Mutual SNDA”). Landlord shall endeavor to obtain an executed Mass Mutual SNDA from Babson Capital Management LLC (that is, executed as agent for the current mortgagee, Massachusetts Mutual Life Insurance Company), within thirty (30) days of the date of execution thereof by Tenant and delivery thereof to Landlord. In the event that upon Tenant’s execution of the Mass Mutual SNDA, said party has not executed the Mass Mutual SNDA within said thirty (30) day period, Tenant shall have the right to terminate this Lease by written notice to Landlord in the thirty (30) day period following expiration of the initial thirty (30) day period for delivery of the fully executed Mass Mutual SNDA, provided that any such notice of termination shall be null and void if the Mass Mutual SNDA executed by said party is obtained within thirty (30) days of Landlord’s receipt of such notice of termination. If such a termination notice is not rendered null and void as aforesaid, this Lease shall terminate, all security deposits and letters of credit delivered hereunder shall be returned, the Lease shall have no further force nor effect, and neither party shall any further rights, responsibilities or obligations hereunder except such obligations as specifically stated to survive expiration of the Term or the earlier termination of this Lease and except that the Prior Leases shall be deemed revived and in full force and effect as if this Lease were never executed. With respect to future mortgages, the subordination described above shall take effect only at such time as such mortgagee executes a Subordination, Non- Disturbance and Attornment Agreement in the form attached hereto as Exhibit H (an “SNDA”) (as modified to include specific mortgage references, mortgagee information, and other similar information), it being agreed that Tenant’s execution of the Mass Mutual SNDA or an SNDA shall not be a pre-condition of the subordination of this Lease to any Mortgage. If the Holder or any other party shall succeed to the interest of Landlord (such Holder or other party, a “Successor”), Tenant agrees unconditionally to attorn to the Holder or Successor, and this Lease shall continue in full force and effect between the Holder or Successor and Tenant.

17.2    Assignment of Rents. With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such Holder’s Mortgage and the taking of possession of the Premises.

17.3    Notice to Holder. After receiving written notice from Landlord (or any Holder) of any Holder of a Mortgage which includes the Premises, no notice from Tenant to Landlord alleging any default by Landlord shall be effective with respect to the Holder of a Mortgage unless and until a copy of the same is given to such Holder (provided Tenant shall have been furnished with the name and address of such Holder), it being agreed that such Holder shall have the same rights to cure as Landlord shall have under Section 19.7 and the curing of any of Landlord’s defaults by such Holder shall be treated as performance by Landlord.

ARTICLE 18
LETTER OF CREDIT/SECURITY DEPOSIT

18.1    Letter of Credit. Within ten (10) days following the execution hereof, Tenant agrees that it shall deliver to Landlord a Letter of Credit (as defined below) in accordance with the provisions of this Section 18.1. Provided no Default of Tenant shall have occurred under this Lease and is continuing on the applicable date, on or after each of the first seven (7) anniversaries of the Commencement Date, Landlord will permit the Letter of Credit to be reduced by $200,000 as of each such date. Subject to the foregoing conditions, such reduction may occur automatically pursuant to the terms of the Letter of Credit or on the request of Tenant, Landlord shall accept a replacement Letter of Credit for the reduced amount delivering up the previous Letter of Credit upon receipt of such replacement Letter of Credit.

(a)           Letter of Credit Requirements. As used herein the term “Letter of Credit” means an unconditional irrevocable standby commercial letter of credit that is: (i) in the amount set forth in Section 1.1, but may have the reduction schedule set forth above in Section 18.1 so long as the conditions set forth therein are also included in the Letter of Credit, (ii) issued by a reputable domestic commercial bank or other financial institution, the long-term debt of which is rated at least A- or the equivalent thereof by Standard & Poors Ratings Group, or A- or the equivalent thereof by Moody’s Investors Services, Inc., and having capital and surplus in excess of Two Hundred Million and 00/100 Dollars ($200,000,000.00) and being “well-capitalized” as defined in 12 CFR 325.103, (iii) either (1) binding for the period through thirty (30) days after the expiration of the Term hereof, as the same may be extended, or (2) binding for one (1) year and automatically renewed annually unless the issuer of such Letter of Credit provides to Landlord a written notice of non-renewal at least thirty (30) days prior to the expiration of such one-year period, and (iv) substantially in the form attached hereto as Exhibit E.

(b)           Substitute Letter of Credit. In the event that (i) any issuer of a Letter of Credit gives notice to Landlord of the expiration or non-renewal of such Letter of Credit, or (ii) evidence of the renewal of any Letter of Credit is not delivered to Landlord at least thirty (30) days prior to the scheduled expiration of said Letter of Credit (the first date on which either of such events occurs being referred to as the “Deadline”), Tenant shall, within ten (10) days of the Deadline, deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above. If Tenant fails to substitute a new Letter of Credit by such date, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease. In addition, if the credit rating, as determined by any commercially recognized rating agency, of the issuer of the Letter of Credit falls from the level of its credit rating on the date of this Lease,

Landlord shall have the right to require Tenant to provide a substitute Letter of Credit from an issuer with a credit rating equal to the credit rating of such original issuer on the date of this Lease. If Tenant fails to deliver to Landlord a substitute Letter of Credit, satisfying the requirements set forth above, Landlord shall have the right, without notice or demand, to draw on the Letter of Credit currently in its possession and hold and apply the cash proceeds thereof as the Security Deposit as set forth in this Lease.

(c)           Drawing Upon Letter of Credit. From and after the occurrence of any Default of Tenant hereunder, Landlord may draw in full, or in part from time to time, upon the Letter of Credit and immediately apply all or a portion of the cash proceeds thereof to remedy said Default of Tenant, and any cash proceeds not so immediately applied shall be held by Landlord and shall constitute a Security Deposit hereunder, and Tenant hereby grants to Landlord a first priority security interest therein.

In the event a petition is filed by the Tenant seeking an adjudication of itself as bankrupt or insolvent under any bankruptcy law or similar law or if any petition shall be filed or action taken to declare Tenant a bankrupt or to delay, reduce or modify Tenant’s debts or obligations or to reorganize or modify Tenant’s capital structure or indebtedness or to appoint a trustee, receiver or liquidator of Tenant or if an involuntary petition in bankruptcy is filed against Tenant, Landlord may draw against the Letter of Credit for any amount up to the full amount thereof paid by Tenant to Landlord within the applicable preference period on account of its obligations under this Lease. The amount so drawn shall be held by Landlord in a segregated account until expiration of the preference period. If a preference claim is brought against Landlord requiring Landlord to repay to the debtor’s estate the amount of any payments made by Tenant to Landlord as a preference, Landlord may reimburse itself out of the funds drawn under the Letter of Credit and so held the amount of the preference payments that Landlord is required to pay back to the debtor’s estate, together with reasonable attorneys fees and disbursements incurred by Landlord in connection with any claim by the debtor’s estate for such payment. Any amounts drawn down in accordance with this subparagraph that are unexpended after expiration of the preference period shall be paid over to Tenant, or its estate, as applicable.

18.2    Security Deposit. Any Security Deposit which Landlord may, from time to time, receive pursuant to this Lease shall secure the full and prompt payment and performance of Tenant’s obligations under this Lease and Tenant hereby grants Landlord a first priority security interest therein.

18.3    Application of Security Deposit. Any Security Deposit shall be held and applied by the Landlord as set forth in this Lease. Landlord shall hold any Security Deposit (or so much thereof as has not been applied by Landlord pursuant hereto) until that date which is three (3) months following the expiration or earlier termination of the Term as security for the payment and performance of all of Tenant’s obligations hereunder. Landlord shall have the right from time to time, without prejudice to any other remedy Landlord may have, to apply such Security Deposit, or any part thereof, to Landlord’s damages arising from, or to cure, any Default of Tenant. If Landlord shall so apply any or all of such Security Deposit, Tenant shall immediately upon demand deposit with Landlord the amount so applied to restore the Security Deposit to the full original amount of the Letter of Credit. Landlord shall return the Security Deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this

Section, to Tenant on or before that date which is three (3) months following the expiration or earlier termination of the Term of this Lease and surrender of possession of the Premises by Tenant to Landlord at such time, provided that there is then existing no Default of Tenant (nor any circumstance which, with the passage of time or the giving of notice, or both, would constitute a Default of Tenant). Landlord shall have no obligation to pay interest on the Security Deposit and may commingle the same with Landlord’s other funds. If Landlord assigns Landlord’s interest under this Lease, the Security Deposit, or any part thereof not previously applied, shall be turned over by Landlord to Landlord’s assignee, and, if so turned over, Tenant agrees to look solely to such assignee for proper application of the Security Deposit in accordance with the terms of this ARTICLE 18.

The Holder of a Mortgage shall not be responsible to Tenant for the return or application of any such Letter of Credit and/or Security Deposit, whether or not it succeeds to the position of Landlord hereunder, unless such Letter of Credit and/or Security Deposit shall have been received in hand by such Holder.

18.4        Intentionally Omitted.

ARTICLE 19
DEFAULT; REMEDIES

19.1        Tenant’s Default.

(a)           If at any time subsequent to the date of this Lease any one or more of the following events (each a “Default of Tenant”) shall happen:

(i)     Tenant shall fail to pay the Basic Rent or Additional Rent hereunder within five (5) days following when due; or

(ii)     Tenant shall fail to timely bond off or discharge a lien in accordance with Section 7.4 herein within five (5) Business Days of written notice by Landlord to Tenant of such failure; or

(iii)     Tenant shall fail to timely deliver an estoppel certificate in accordance with Section 15.1(a) herein within five (5) Business Days of written notice by Landlord to Tenant of such failure; or

(iv)     Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure; provided, however that if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, then Tenant shall have an additional period, not to exceed ninety (90) days after the notice described in this subsection (iv), to remedy same, so long as Tenant promptly commences (and in any event within such thirty (30) day period) and prosecutes such remedy to completion with diligence and continuity; or

(v)     Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant and Tenant does not dissolve or remove such execution within sixty (60) days following such execution; or

(vi)     Tenant shall make an assignment for the benefit of creditors or shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code, as hereinafter defined), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(vii)     An Event of Bankruptcy (as hereinafter defined) shall occur with respect to Tenant; or

(viii)     A petition shall be filed against Tenant under any law (other than the Bankruptcy Code) seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(ix)     If: (x) Tenant shall fail to pay the Basic Rent or Additional Rent hereunder when due or shall fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall cure any such failure within the applicable grace period set forth in clauses (i) or (ii) above; or (y) a Default of Tenant of the kind set forth in clauses (i) or (ii) above shall occur and Landlord shall, in its sole discretion, permit Tenant to cure such Default of Tenant after the applicable grace period has expired; and the same or a similar failure shall occur more than twice within the next 365 days (whether or not such similar failure is cured within any applicable grace period);

then in any such case Landlord may terminate this Lease as hereinafter provided.

(b)       For purposes of subsection (a)(v) above, an “Event of Bankruptcy” means the filing of a voluntary petition by Tenant, or the entry of an order for relief against Tenant, under Chapter 7, 11, or 13 of the Bankruptcy Code, and the term “Bankruptcy Code” means 11 U.S.C. § 101, et seq. If an Event of Bankruptcy occurs, then, subject to Applicable Law, the trustee of Tenant’s bankruptcy estate or Tenant as debtor-in-possession may (subject to final approval of the court) assume this Lease, and may subsequently assign it, only if it does the following:

(i)     files a motion to assume the Lease with the appropriate court;

(ii)   satisfies all of the following conditions, which Landlord and Tenant acknowledge to be commercially reasonable:

(A)          cures all monetary Defaults of Tenant and nonmonetary Defaults of Tenant that are capable of cure under this Lease or provides Landlord with Adequate Assurance (as defined below) that it will promptly cure all monetary Defaults of Tenant and nonmonetary Defaults of Tenant that are capable of cure after the assumption;

(B)           compensates Landlord and any other person or entity, or provides Landlord with Adequate Assurance that promptly after the date of the assumption, it will compensate Landlord and such other person or entity, for any pecuniary loss that Landlord and such other person or entity incurred as a result of any Default of Tenant, the trustee, or the debtor-in-possession;

(C)           provides Landlord with Adequate Assurance of Future Performance (as defined by the Bankruptcy Code or applied by a Bankruptcy Court) of all of Tenant’s obligations under this Lease; and

(D)          delivers to Landlord a written statement that the conditions herein have been satisfied.

(c)     If the trustee or the debtor-in-possession assumes the Lease under subsection (b) above and applicable bankruptcy law, it may assign its interest in this Lease only if the proposed assignee first provides Landlord with Adequate Assurance of Future Performance of all of Tenant’s obligations under the Lease, and if Landlord determines, in the exercise of its reasonable business judgment, that the assignment of this Lease will not breach any other lease, or any mortgage, financing agreement, or other agreement relating to the Property by which Landlord is then bound or to which the Property is then subject (and Landlord shall not be required to obtain consents or waivers from any third party required under any lease, mortgage, financing agreement, or other such agreement by which Landlord is then bound).

19.2        Landlord’s Remedies.

(a)             Upon the occurrence of a Default of Tenant, Landlord may terminate this Lease by notice to Tenant, specifying a date not less than five (5) days after the giving of such notice on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term of this Lease, and Tenant will then quit and surrender the Premises to Landlord in the condition required in Section 9.2, but Tenant shall remain liable as hereinafter provided.

(b)             If this Lease shall have been terminated as provided in this Section 19.2, then Landlord may re-enter the Premises, either by summary proceedings, ejectment or otherwise, but only in accordance with Applicable Law, and remove and dispossess Tenant and all other persons and any and all property from the same.

(c)             If this Lease shall have been terminated as provided in this Section 19.2, Tenant shall pay Rent hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to Landlord for, and shall pay to Landlord, as liquidated current damages: (x) the Rent due hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, Attorneys’ Fees, advertising, expenses of employees, alteration costs and expenses of preparation for such reletting; and (y) if this Lease provides that Tenant was entitled to occupy the Premises for any period of time without paying Basic Rent, the amount of Basic Rent that Tenant would have paid for any such period. Tenant shall pay the portion of such liquidated current damages referred to in clause (x) above to Landlord monthly on the days which the Basic Rent would have been payable hereunder if this Lease had not been terminated, and Tenant shall pay the portion of such liquidated current damages referred to in clause (y) above to Landlord upon such termination.

(d)              At any time after termination of this Lease as provided in this Section 19.2, whether or not Landlord shall have collected any such liquidated current damages and in lieu of all such current damages beyond the date of such demand, Tenant, at Landlord’s election, shall pay to Landlord an amount equal to the excess, if any, of the Rent (including Taxes, Operating Expenses and other charges payable under this Lease) which would be payable hereunder from the date of such demand assuming that annual payments by Tenant on account of Taxes and Operating Expenses would be the same as the payments required for the immediately preceding Operating Year or Tax Year for what would be the then unexpired Term of this Lease as if the same remained in effect, over the then fair net rental value of the Premises for the same period, both figures discounted to present value on the date actually paid applying a discount rate consistent with market rates at the time of payment as determined in Landlord’s judgment.

(e)               In case of any Default of Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may, at its option (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to, less than, or in excess of the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers necessary or advisable to relet the same, and (ii) make such alterations, repairs and decorations in the Premises as Landlord considers necessary or advisable for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Tenant hereby expressly waives any and all rights of redemption granted by or under Applicable Law in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the terms, covenants or conditions of this Lease.

(f)               Landlord shall have the right, but not the obligation to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to perform any of the provisions of this Lease, and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand all such sums, together with interest thereon per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto) or fifteen percent (15%) (but in no event greater than the maximum lawful rate), as Additional Rent. Any payment of Basic Rent and Additional Rent payable hereunder not paid when due shall, at the option of Landlord, bear interest per annum at a rate equal to the greater of three percent (3%) over the prime rate in effect from time to time at Bank of America (or any successor thereto), or fifteen percent (15%) (but in no event greater than the maximum lawful rate) from the due date thereof and shall be payable forthwith on demand by Landlord as Additional Rent.

19.3        Additional Rent. As referred to in Section 19.1 and notwithstanding any other provision of this Lease to the contrary, if Tenant shall fail to pay when due Additional Rent, Landlord shall have the same rights and remedies as Landlord has hereunder for Tenant’s failure to pay Basic Rent.

19.4        Remedies Cumulative. The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Notwithstanding the preceding sentence, however, except as may arise from Tenant holding over as described in Section 16.1, Tenant shall never be liable to Landlord for any loss of business or any other indirect or consequential damages suffered by Landlord from whatever cause.

19.5        Attorneys’ Fees. Tenant shall pay to Landlord reasonable Attorneys’ Fees and expenses incurred by or on behalf of Landlord in enforcing its rights hereunder, provided Landlord is successful in its enforcement action, or occasioned by any Default of Tenant.

19.6        Waiver.

(a)             Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord of any of their respective rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of any subsequent similar act by the other.

(b)             No payment by Tenant, or acceptance by Landlord, of a lesser amount than that due from Tenant to Landlord hereunder shall be treated otherwise than as a payment on account of the earliest installment of any payment due from Tenant hereunder. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

19.7          Landlord’s Default. Landlord shall in no event be in default under this Lease unless Landlord shall neglect or fail to perform any of its obligations hereunder and shall fail to remedy the same within thirty (30) days after notice to Landlord specifying such neglect or failure, or if such failure is of such a nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly (and in any event within such thirty (30) day period) to remedy the same and to prosecute such remedy to completion with diligence and continuity.

19.8          Tenant’s Remedies. In the event of Landlord’s default under this Lease, and failure to cure same within any applicable notice and cure period, Tenant shall have the remedies available to it at law and in equity, as the same may be limited or waived by the terms hereof. Except as specifically set forth herein, Tenant acknowledges that its covenant to pay Basic Rent and Additional Rent hereunder is independent of Landlord’s obligations hereunder, and that in the event that Tenant shall have a claim against Landlord, including without limitation, a claim related to its exercise of rights under Section 9.2(c), Tenant shall not have the right to deduct the amount allegedly owed to Tenant from any Basic Rent or Additional Rent due hereunder, it being understood that Tenant’s sole remedy for recovering upon such claim shall be to bring an independent legal action against Landlord.

19.9        Landlord’s Liability.

(a)               General. Tenant agrees to look solely to Landlord’s equity interest in the Property at the time of recovery for recovery of any judgment against Landlord, and agrees that neither Landlord nor any Successor shall be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or any Successor, or to take any action not involving the personal liability of Landlord or any Successor to respond in monetary damages from Landlord’s or any Successor’s assets other than Landlord’s or any Successor’s equity interest in the Property. Notwithstanding any provision herein to the contrary, Landlord shall never be liable to Tenant for any loss of business or any other indirect or consequential damages suffered by Tenant from whatever cause.

(b)              Refusal to Give Consent. Where provision is made in this Lease for Landlord’s consent, and Tenant shall request such consent, and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent. Furthermore, whenever Tenant requests Landlord’s consent or approval (whether or not provided for herein), Tenant shall pay to Landlord, on demand, as Additional Rent, any reasonable expenses incurred by Landlord (including without limitation reasonable Attorneys’ Fees and costs, if any) in connection therewith.

(c)               Transfer of Title. In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser, provided that so long as no Default of Tenant occurs, such purchaser agrees not to disturb Tenant’s rights under this Lease at any time whatsoever, whether or not the lease from purchaser to seller-lessee, terminates, expires, or the like. For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor. Except as provided in this subsection (c), upon any transfer of title to the Property by Landlord, Landlord shall be entirely freed and relieved from the performance and observance of all covenants, obligations and liability under this Lease, provided however, that Landlord shall not be released from its obligation to make Landlord’s Contribution available to the Tenant as set forth herein unless such subsequent Landlord assumes such obligation.

ARTICLE 20
MISCELLANEOUS PROVISIONS

20.1    Brokerage. Each of Landlord and Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Lease other than Broker and Co-Broker and Landlord shall be obligated to pay a brokerage fee to Broker if, as, and when required by agreement between Landlord and Broker. Broker shall pay a portion of such brokerage fee to Co-Broker pursuant to the terms of a separate agreement between Broker and Co-Broker. In the event of any brokerage claims against either party predicated upon prior dealings with the other party, the party having such prior dealings agrees to defend the same and indemnify and hold harmless the other against any such claim.

20.2    Invalidity of Particular Provisions. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.3    Provisions Binding, Etc. Except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant (except in the case of Tenant, only such successors and assigns as may be permitted hereunder) and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and permitted assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. Any reference in this Lease to successors and assigns of Tenant shall not be construed to constitute a consent by Landlord to such assignment by Tenant.

20.4    Notice. All notices or other communications required hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), if sent by reputable overnight delivery or courier service (e.g., Federal Express) providing for receipted delivery, or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following address:

(a)               if to Landlord at Landlord’s Address, to the attention of David D. Wamester, Sr. Vice President, with a copy to Michael F. Burke, Esq., Nutter, McClennen & Fish, LLP, World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210-2604.

(b)              if to Tenant, at Tenant’s Address, and after the Term Commencement Date, at the Premises, to the attention of Bruce Bal, Vice President, with a copy to Stephen Creager, Esquire, General Counsel Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043, and with a copy to Paul C. Bauer, Esq., Kirkpatrick & Lockhart Nicholson Graham LLP, 75 State Street, Boston, Massachusetts 02109.

Receipt of notice or other communication shall be conclusively established by either (i) return of a return receipt indicating that the notice has been delivered; or (ii) return of the letter containing the notice with an indication from the courier or postal service that the addressee has refused to accept delivery of the notice. Either party may change its address for the giving of notices by notice to the other party given in accordance with this Section 20.4.

20.5    When Lease Becomes Binding; Entire Agreement; Modification. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. This Lease is the entire agreement between the parties and expressly supersedes any negotiations, considerations, representations and understandings and proposals or other written documents relating hereto. This Lease may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any Agent of Landlord shall alter, change or modify any of the provisions hereof.

20.6    Headings and Interpretation of Sections. The article, section and paragraph headings throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease. The provisions of this Lease shall be construed as a whole, according to their common meaning (except where a precise legal interpretation is clearly evidenced), and not for or against either party. Use in this Lease of the words “including,” “such as,” or words of similar import, when followed by any general term, statement or matter, shall not be construed to limit such term, statement or matter to the specified item(s), whether or not language of non-limitation, such as “without limitation” or “including, but not limited to,” or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could fall within a reasonably broad scope of such term, statement or matter.

20.7    Waiver of Jury Trial. Landlord and Tenant hereby each waive trial by jury in any action, proceeding or counterclaim brought by either against the other, on or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Premises.

20.8    Time Is of the Essence. Time is of the essence of each provision of this Lease.

20.9    Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

20.10    Governing Law. This Lease shall be governed by the laws of the state in which the Property is located.

20.11    Condominium. Building No. 78 comprises Units A-1 and D-1 of Elmwood Park Condominium (the “Condominium”), as evidenced by that certain Phased Master Deed of the Condominium, dated February 24, 1988 and recorded with the Middlesex South District Registry of Deeds in Book 18895, Page 453, as amended and as the same may be amended from time to time (the “Master Deed”). Landlord currently controls the Condominium through its control of the Elmwood Park Condominium Trust (the “Association”), as evidenced by the Declaration of Trust and By-Laws of the Association dated February 24, 1988 and recorded with said Deeds in Book 18895, Page 477, as the same may be amended from time to time (the “Declaration”). Landlord shall not give up control of the Condominium or the Association except upon the sale of one or more units in the Condominium as provided for in the Master Deed and the Declaration (the “Condominium Documents”) or as part of a sale of the Park or any portion thereof. Whether or not Landlord is a controlling party of the Condominium and Association from time to time, so long as Landlord remains a unit owner of the Condominium, to the extent that the Condominium Documents call for the approval of any matter, Landlord, as unit owner or trustee of the Association, shall approve the same if Landlord is required to approve the same in its capacity as landlord under the terms of this Lease. The foregoing shall not limit in any way the right of Landlord (1) to amend the Condominium Documents with respect to any Expansions or any future development of the property which is currently part of the Condominium or the property which constitutes the Park, (2) to subdivide any such property, (3) to add any property to the Condominium, and (4) to dissolve the Condominium and the Association.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed, under seal, by persons hereunto duly authorized, as of the date first set forth above.

LANDLORD:

BCIA NEW ENGLAND HOLDINGS LLC, a Delaware limited liability company

By:	BCIA NEW ENGLAND HOLDINGS MASTER LLC, a Delaware limited liability company, its Manager

	By:	BCIA NEW ENGLAND HOLDINGS MANAGER LLC, a Delaware limited liability company, its Manager

	By:	BCIA NEW ENGLAND HOLDINGS MANAGER CORP., a Delaware corporation, its Manager

		By:	/s/ Karl W. Weller
Name: Karl W. Weller
Title: Executive Vice President

TENANT:

CALIPER LIFE SCIENCES, INC., a Delaware corporation

By:	/s/ Bruce J Bal
Name:		Bruce J Bal
Title:	VP Operations & Aftermarket

EXHIBIT A
Plan of Buildings and Park

EXHIBIT A

MASS. COORDINATE SYSTEM
INTERSTATE ROUTE 495
PARCEL "A"
PARCEL "B"
PARCEL "C"
PARCEL "D"
78 Elm Parcel
68 Elm Parcel
Elm Parcel
WEST MAIN STREET
ELM STREET
PARKWOOD DRIVE
ZONE INDUSTRIAL
LINE AGRICULTURAL
ZONE INDUSTRIAL
LINE RESIDENTIAL - B
TENNESSEE GAS TRANSMISSION CO. EASEMENT
NOTES
LEGEND
STONE WALL
PLAN OF LAND
IN
HOPKINTON, MASS.
Guerriere
&
Halnon, Inc.
FEET
METERS
P.L.S.
DATE

G-2258

EXHIBIT A-1
Expansions Applications Plans (6 Sheets)

EXHIBIT A-1 (Sheet 1 of 6)

"CALIPER LIFE SCIENCES"
SITE PLAN
(PROPOSED ADDITIONS)
IN
HOPKINTON, MASSACHUSETTS

OWNER:
BCIA NEW ENGLAND HOLDINGS, LLC
C/O CROSS HARBOR CAPITAL PARTNERS
1 BOSTON PLACE
BOSTON, MA 02108

APPLICANT:
CALIPER LIFE SCIENCES
68 ELM STREET
HOPKINTON, MA 01748

DATE: MARCH 28, 2005
REV: APRIL 8, 2005

NORTH POND
ELM ST.
SOUTH ST.
ROUTE I-495
LOCUS
WEST MAIN ST.
ELM ST.
LUMBER ST.
WOOD ST.
ROUTE 135

LOCUS MAP
SCALE: 500 FEET TO AN INCH

INDEX

1. COVER SHEET
2. OVERALL PLAN
3. EXISTING CONDITIONS PLAN
4. PROPOSED/UTILITY PLAN
5. PROPOSED GRADING PLAN
6. DETAIL SHEET

Guerriere & Halnon, Inc.

G-6101

EXHIBIT A-1 (Sheet 2 of 6)

"CALIPER LIFE SCIENCES"
PROPOSED ADDITIONS
SITE PLAN

HOPKINTON, MA

G-8101

EXHIBIT A-1 (Sheet 3 of 6)

PARCEL 'A'
BCIA NEW ENGLAND HOLDINGS, LLC
AREA=48.71±ACRES
90 ELM LLC
PARKWOOD (PRIVATE) DRIVE
ELM STREET
LUMBER STREET EXT.
(PUBLIC)
PARCEL D
HAZEL FRINK
PATRICIA L. BAGLEY
MICHAEL E. CROWLEY
INDUSTRIAL ZONE LINE RESIDENTIAL - B
LEGEND
2 STORY W/F HOUSE
"CALIPER LIFE SCIENCES" PROPOSED ADDITIONS SITE PLAN
HOPKINTON, MA
G-0101

EXHIBIT A-1 (Sheet 4 of 6)

PARCEL 'A'
BCIA NEW ENGLAND HOLDINGS, LLC
AREA=48.71±ACRES
60 ELM LLC
PARKWOOD (PRIVATE) DRIVE
ELM STREET
LUMBER STREET EXT.
PARCEL D
HAZEL FRINK
PATRICIA L. BAGLEY
MICHAEL E. CROWLEY
INDUSTRIAL ZONE LINE RESIDENTIAL - B
"CALIPER LIFE SCIENCES" PROPOSED ADDITIONS SITE PLAN
HOPKINTON, MA
G-8101

EXHIBIT A-1 (Sheet 5 of 6)

PARCEL 'A'
BCIA NEW ENGLAND HOLDINGS, LLC
AREA=48.71±ACRES
90 ELM LLC
PARKWOOD (PRIVATE) DRIVE
ELM STREET
LUMBER STREET EXT.
(PUBLIC)
PARCEL D
HAZEL FRINK
PATRICIA L. BAGLEY
MICHAEL E. CROWLEY
INDUSTRIAL ZONE
LINE
RESIDENTIAL - B
"CALIPER LIFE SCIENCES"
PROPOSED ADDITIONS
SITE PLAN
HOPKINTON, MA
G-8101

EXHIBIT A-1 (Sheet 6 of 6)

2014
NO BAFFLE
PA1333P03
PA0910P02
PA1330P02
TYP. CONC. SIDEWALK DETAILS
CEMENT CONCRETE WHEELCHAIR RAMP
N.T.S.
SECTION A-A
EROSION CONTROL DEVICE OPTIONS

"CALIPER LIFE SCIENCES"
PROPOSED ADDITIONS
SITE PLAN

HOPKINTON, MA

EXHIBIT A-2
Plan of Swing Space

EXHIBIT A-2 (Sheet 1 of 3)

Feb-11-05 13:20 From- T-668 P.02/04 F-274

ELMWOOD PARK
35 Parkwood Drive
HOPKINTON, MASSACHUSETTS

Outdoor Sitting Area
Cafe
WILL NEED ACCESS TO OUTDOOR SITTING AREA - COULD CLOSE OFF CAFE' OTHERWISE
Locker Rooms
STORAGE
Mech.
Boiler
Elec.
Loading

LOWER LEVEL 52,126 S.F.

Lower Level:	52,126 s.f.
First Level:	53,975 s.f.
Second Level:	53,695 s.f.
Total:	159,796 s.f

Module 'A' 25,706 s.f.

Module 'B' 26,420 s.f.

OWNED & MANAGED BY:

Boston Capital | Institutional Advisors, Inc.

EXCLUSIVE LEASING AGENT:

RICHARDS BARRY JOYCE & PARTNERS, LLC
53 STATE STREET BOSTON, MASSACHUSETTS 02109
TEL 617.439.6000 FAX 617.439.9707
www.rbjrealestate.com

EXHIBIT A-2 (Sheet 2 of 3)

Feb-11-05 13:21 From-

ELMWOOD PARK
35 Parkwood Drive
HOPKINTON, MASSACHUSETTS

RECEPTION | W/C | ACCESS TO 2ND FL.

FIRST LEVEL
53,975 S.F.

Lower Level:	52,126 s.f.
First Level:	53,975 s.f.
Second Level:	53,695 s.f.
Total:	159,796 s.f

Module 'C' 27,555 s.f.

Module 'B' 26,420 s.f.

OWNED & MANAGED BY:

Boston Capital | Institutional Advisors, Inc.

EXCLUSIVE LEASING AGENT:

RICHARDS BARRY JOYCE & PARTNERS, LLC
53 State Street Boston, Massachusetts 02109
Tel 617.439.6000 Fax 617.439.9707

T-688 P.03/04 F-274

EXHIBIT A-2 (Sheet 3 of 3)

Feb-11-06 13:23 From- T-688 P.04/04 F-274

ELMWOOD PARK

35 Parkwood Drive

HOPKINTON, MASSACHUSETTS

General office space

SECOND LEVEL
53,695 S.F.

Lower Level:	52,126 s.f.
First Level:	53,975 s.f.
Second Level:	53,695 s.f.
Total:	159,796 s.f

Module 'E' 27,275 s.f.

Module 'B' 26,420 s.f.

OWNED & MANAGED BY:

Boston Capital | Institutional Advisors, Inc.

EXCLUSIVE LEASING AGENT:

RICHARDS BARRY JOYCE & PARTNERS, LLC
53 STATE STREET BOSTON, MASSACHUSETTS 02109
TEL 617.439.6800 FAX 617.439.9707
www.rbjrealestate.com

EXHIBIT B
Operating Expenses

A.                                   Operating Expenses shall include the following, without limitation:

1.                                       All expenses incurred by Landlord or Landlord’s Agents which shall be directly related to employment of personnel in connection with the operation, repair, replacement, maintenance, cleaning, repaving, protection and management of the Property, including without limitation, amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen’s compensation insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or Landlord’s Agents pursuant to any collective bargaining agreement for the services of employees of Landlord or Landlord’s Agents in connection with the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, including, without limitation, day and night supervisors, manager, accountants, bookkeepers, janitors, carpenters, engineers, mechanics, electricians and plumbers and personnel engaged in supervision of any of the persons mentioned above; provided that, if any such employee is also employed on other property of Landlord, such compensation shall be suitably prorated among the Property and such other properties.

2.                                       The cost of services, utilities, materials and supplies furnished or used in the operation, repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, or any portion thereof and the parking areas, access roads, utilities, and other facilities servicing or benefiting the Property alone or in common with other properties in the Park if applicable, and real estate taxes and betterment assessments with respect to the Park, which costs associated with access roads, utilities and other facilities and real estate taxes and betterment assessments with respect to the Park shall be allocated as set forth in any agreements governing or affecting the Park or its appurtenances, which are recorded with the Middlesex Registry of Deeds, or if none, then equitably among the Property and other properties in the Park, including without limitation, such operation, repair, replacement, maintenance, snow plowing, landscaping, cleaning, repaving, management and protection, and as are required to comply with Applicable Law.

3.                                       The cost of maintenance, repairs and replacements for tools and other similar equipment used in the repair, replacement, maintenance, cleaning, repaving, management and protection of the Property, provided that, in the case of any such equipment used jointly on other property of Landlord, such costs shall be suitably prorated among the Property and such other properties.

4.                                       Where the Property is managed by Landlord or an affiliate of Landlord, an annual sum equal to the amounts customarily charged by management firms in the

Hopkinton, Massachusetts area for similar properties, actually paid, or where managed by other than Landlord or an affiliate thereof, the amounts paid for management, together with, in either case, amounts accrued for legal and other professional fees relating to the Property, but excluding such fees and commissions paid in connection with services rendered for securing or renewing leases and for matters not related to the normal administration and operation of the Property.

5.                                       Premiums and deductibles for insurance against damage or loss to the Property from such hazards as Landlord shall determine, including, but not by way of limitation, insurance covering loss of rent attributable to any such hazards, and public liability insurance.

6.                                       If, during the Term of this Lease, Landlord shall make a capital expenditure, the total cost of which is not properly includible in Operating Expenses for the Operating Year in which it was made, there shall nevertheless be included in such Operating Expenses for the Operating Year in which it was made and in Operating Expenses for each succeeding Operating Year the annual charge-off of such capital expenditure. Notwithstanding any provision of this Lease to the contrary, including without limitation Section 8.1 hereof, Landlord shall not be required to make any capital expenditures unless the Landlord, in its sole discretion, determines that the same is necessary. Annual charge-off shall be determined by dividing the original capital expenditure plus an interest factor of 10% per annum, by the number of years of useful life of the capital expenditure; and the useful life shall be determined reasonably by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of making such expenditure. Notwithstanding the foregoing, if any individual capital expenditure shall be less than $20,000.00, the same shall not be included in the annual charge-off but rather shall be directly included in full in Operating Expenses for the Operating Year in which it was made. Furthermore, notwithstanding any provision of this Lease to the contrary, it is agreed that Landlord’s only obligation with respect to capital replacement is its obligation to replace the Structure of the Buildings, as set forth in Section 8.1 hereof, and any other capital replacement which may be performed by Landlord shall not be included in Operating Expenses or in the annual charge-off described above but rather shall be directly chargeable to Tenant and paid to Landlord upon demand as Additional Rent.

7.                                       Costs for electricity, water and sewer use charges, gas and other utilities supplied to the Property and not paid for directly by tenants.

8.                                       Betterment assessments, provided the same are apportioned equally over the longest period permitted by law, and to the extent, if any, not included in Taxes.

9.                                       Amounts paid to independent contractors for services, materials and supplies furnished for the operation, repair, maintenance, cleaning and protection of the Property.

B.                                     Operating Expense Exclusions.

1.                             Notwithstanding the foregoing, Operating Expenses shall not include the following: (a) legal fees, brokerage commissions, sale or advertising costs and other related soft costs incurred in connection with the leasing of the Buildings; (b) costs over and above the deductible of repairs, restoration, replacements or other work occasioned by (i) fire, windstorm or other casualty and either (aa) payable (whether paid or not) by insurance required to be carried by Landlord under this Lease, or (bb) otherwise paid by insurance then in effect obtained by Landlord, (c) costs recovered (less costs of recovery) by Landlord under a manufacturer’s, materialman’s, vendor’s or contractor’s warranty; (d) wages, salaries, benefits and compensation paid or given to (i) executives, shareholders, officers, directors or partners of Landlord, (ii) any principal or partner of the entity from time to time comprising Landlord, or (iii) off-site employees and employees at the Buildings above the level of Building manager; (e) Landlord’s general overhead and administrative expenses not related to the Buildings; (f) payments of principal or interest on any mortgage or other encumbrance including ground lease payments and points, commissions and legal fees associated with financing; (g) deductions for depreciation of the Buildings and the Building equipment (but the foregoing shall not limit the provisions of Exhibit B, Section A(6)); (h) legal fees, accountants’ fees and other expenses incurred in connection with disputes with Tenant or other tenants or occupants of the Buildings or associated with the enforcement of any lease or defense of Landlord’s title to or interest in the Buildings or any part thereof not otherwise specifically recoverable under this Lease; (i) charitable or political contributions; (j) any cost or expense related to the testing for, removal, transportation or storage of Hazardous Materials (as hereinafter defined) from the Buildings or Premises, not caused by Tenant or Tenant’s Agents, independent contractors or invitees or Zymark or Zymark’s Agents, independent contractors or invitees, or Tenant’s or Zymark’s assignees or subtenants; (k) interest, penalties or other costs arising out of Landlord’s failure to make timely payments of its obligations, unless Tenant has failed to make any payments under this Lease when due; (1) property management fees of any property management firm in excess of four percent (4.0%) of the gross revenues of the Buildings and all other management fees outside of any established management contract from time to time; (m) salaries, wages, or other compensation paid to employees of any property management organization being paid a fee by Landlord for its services where such services are covered by a management fee; (n) salaries, wages, or other compensation to any employee of Landlord who is not assigned to the full-time or part-time operation, management, maintenance, or repair of the Buildings, including main office accounting, main office clerical personnel, and other main office overhead expenses of Landlord; (o) costs incurred in advertising and promotional activities for the Buildings; (p) costs incurred in connection with the actual or contemplated sales, financing, refinancing, mortgaging, syndicating, selling, or change of ownership interest of the Buildings, including brokerage commissions, attorneys, and accountants fees, closing costs, title insurance premiums, transfer taxes and interest charges related thereto; and (q) reserves for repairs, maintenance and replacements, but the foregoing shall not affect the estimated payments to be made as set forth in Section 12.2 of this Lease. Operating Expenses shall be determined by Landlord in accordance with generally accepted accounting principles, consistently applied from one year to the next.

EXHIBIT C
Rules and Regulations of Building

The following regulations are generally applicable:

1.                                                 The public sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by Tenant (except as necessary for deliveries) or used for any purpose other than ingress and egress to and from the Premises.

2.                                                 Awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

3.                                                 Intentionally Omitted.

4.                                                 The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids or like substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the Tenant.

5.                                                 Tenant shall not use the Premises or any part thereof or permit the Premises or any part thereof to be used as a public employment bureau or for the sale of property of any kind at auction, except in connection with Tenant’s business.

6.                                                 Tenant must, upon the termination of its tenancy, return to the Landlord all locks, cylinders and keys to offices and toilet rooms of the Premises.

7.                                                 No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. To the extent permitted by Applicable Law, Tenant vehicles and storage trailers may remain at the Property in the number and size as existing as of March 15, 2005.

8.                                                 No tenant shall make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or any neighboring building or premises or those having business with them whether by use of any musical instrument, radio, talking machine, unmusical noise, whistling, singing, or in any other way. No tenant shall throw anything out of the doors, windows or skylights or down the passageways.

9.                                                 The regulations set forth in Attachment I to this Exhibit, which is by this reference made a part hereof, are applicable to any Alterations being undertaken by or for Tenant in the Premises pursuant to ARTICLE 7 of the Lease.

ATTACHMENT I TO EXHIBIT C
Rules and Regulations for Tenant Alterations

1.             General

a.             All Alterations made by Tenant in, to or about the Premises shall be made in accordance with the requirements of this Exhibit and by contractors or mechanics approved by Landlord, such approval not to be unreasonably withheld, conditioned, or delayed.

b.             Tenant shall, prior to the commencement of any work, submit for Landlord’s written approval, complete plans for the Alterations, with full details and specifications for all of the Alterations, in compliance with Section D below.

c.             Alterations must comply with the Building Code applicable to the Property and the requirements, rules and regulations and any other governmental agencies having jurisdiction.

d.             No work shall be permitted to commence before Tenant obtains and furnishes to Landlord copies of all necessary licenses and permits from all governmental authorities having jurisdiction.

e.             All demolition, removals or other categories of work that may inconvenience other tenants or disturb Building operations, must be scheduled and performed before or after normal business hours, and Tenant shall provide Landlord’s Managing Agent with at least 24 hours’ notice prior to proceeding with such work.

f.              All inquiries, submissions, approvals and all other matters shall be processed through Landlord’s Managing Agent.

g.             All work, if performed by a contractor or subcontractor, shall be subject to reasonable supervision and inspection by Landlord’s representative. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

2.             Prior to Commencement of Work

a.             Tenant shall submit to the Building manager a request to perform the work. The request shall include the following enclosures:

(1)                                  A list of Tenant’s contractors and/or subcontractors for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(2)                                  Four complete sets of plans and specifications properly stamped by a registered architect or professional engineer.

(3)                                  A properly executed building permit application form.

(4)                                  With respect to Alterations which either (a) require Landlord’s consent or (b) cost in excess of $100,000.00 four executed copies of the Insurance Requirements Agreement in the form attached to this Exhibit as Attachment II and made a part hereof from Tenant’s contractor and, if requested by Landlord, from the contractor’s subcontractors.

(5)                                  Contractor’s and subcontractor’s insurance certificates.

b.             Within ten (10) business days following receipt, Landlord will return the following to Tenant:

(1)                                  A letter of approval or disapproval with specific comments as to the reasons therefor (such approval or comments shall not constitute a waiver of approval of governmental authorities).

(2)                                  Two fully executed copies of the Insurance Requirements Agreement.

c.             Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any Alterations shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of Applicable Law.

d.             Tenant shall obtain a building permit from the Building Department and necessary permits from other governmental agencies. Tenant shall be responsible for keeping current all permits. Tenant shall submit copies of all approved plans and permits to Landlord and shall post the original permit on the Premises prior to the commencement of any work.

3.             Requirements and Procedures

a.             All structural and floor loading requirements of Tenant shall be subject to the prior approval of Landlord’s structural engineer at Tenant’s sole cost and expense.

b.             All mechanical (HVAC, plumbing and sprinkler) and electrical requirements shall be subject to the approval of Landlord’s mechanical and electrical engineers and all mechanical and electrical work shall be performed by contractors who are engaged by Landlord in constructing, operating or maintaining the Buildings. When necessary, Landlord will require engineering and shop drawings, which drawings must be approved by Landlord before work is started. Drawings are to be prepared by Tenant and all approvals shall be obtained by Tenant.

c.             If shutdown of risers and mains for electrical, life safety system, HVAC, sprinkler and plumbing work is required, such work shall be supervised by Landlord’s representative. No work will be performed in Building mechanical equipment rooms without Landlord’s approval and under Landlord’s supervision.

d.             Tenant’s contractor shall:

(1)                                  have a superintendent or foreman on the Premises at all times;

(2)                                  police the job at all times, continually keeping the Premises orderly;

(3)                                  maintain cleanliness and protection of all areas, including elevators (if any) and lobbies.

(4)                                  protect the front and top of all peripheral HVAC units and thoroughly clean them at the completion of work;

(5)                                  block off supply and return grills, diffusers and ducts to keep dust from entering into the Buildings’ air conditioning systems; and

(6)                                  avoid the disturbance of other tenants.

e.             If Tenant’s contractor is negligent in any of its responsibilities, Tenant shall be charged for corrective work.

f.              All equipment and installations must be equal to the standards generally in effect with respect to the remainder of the Buildings. Any deviation from such standards will be permitted only if indicated or specified on the plans and specifications and approved by Landlord.

g.             A properly executed air balancing report signed by a professional engineer shall be submitted to Landlord upon the completion of all HVAC work.

h.             Upon completion of the Alterations, Tenant shall submit to Landlord a permanent certificate of occupancy and final approval by the other governmental agencies having jurisdiction.

i.              For Alterations requiring Landlord’s consent, Tenant shall submit to Landlord a final “as-built” set of drawings showing all items of the Alterations in full detail, in both hard copy and electronic form.

j.              Additional and differing provisions in the Lease, if any, may be applicable and will take precedence over the provisions of this Exhibit.

4.             Standards for Plans and Specifications

Whenever Tenant shall be required by the terms of the Lease (including this Exhibit) to submit plans to Landlord in connection with any Alterations, such plans shall include at least the following:

a.             Floor plan indicating location of partitions and doors (details required of partiotion and door types).

b.             Location of standard electrical convenience outlets and telephone outlets.

c.             Location and details of special electrical outlets; e.g., photocopiers, etc.

d.             Reflected ceiling plan showing layout of standard ceiling and lighting fixtures. Partitions to be shown lightly with switches located indicating fixtures to be controlled.

e.             Locations and details of special ceiling conditions, lighting fixtures, speakers, etc.

f.              Location and specifications of floor covering, paint or paneling with paint colors referenced to standard color system.

g.             Finish schedule plan indicating wall covering, paint, or paneling with paint colors referenced to standard color system.

h.             Details and specifications of special millwork, glass partitions, rolling doors and grilles, blackboards, shelves, etc.

i.              Hardware schedule indicating door number keyed to plan, size, hardware required including butts, latchsets or locksets, closures, stops, and any special items such as thresholds, soundproofing, etc. Keying schedule is required.

j.              Verified dimensions of all built-in equipment (file cabinets, lockers, plan files, etc.)

k.             Intentionally omitted.

1.             Location of any special soundproofing requirements.

m.            Location and details of special floor areas exceeding 50 pounds of live load per square foot.

n.             All structural, mechanical, plumbing and electrical drawings, to be prepared by the base building consulting engineers, necessary to complete the Premises in accordance with Tenant’s Plans.

o.             All drawings to be uniform size (30” x 46”) and shall incorporate the standard project electrical and plumbing symbols and be at a scale of 1/8” = 1’ or larger.

p.             All drawings shall be stamped by an architect (or, where applicable, an engineer) licensed in the jurisdiction in which the Property is located and without limiting the foregoing, shall be sufficient in all respects for submission to applicable authorization in connection with a building permit application.

5.               Landlord Approvals.

Whenever Landlord approval or consent is required under this Attachment I, Landlord shall not unreasonably withhold, condition, or delay such approval or consent and in the event Landlord intends to withhold or condition such approval or consent, Landlord shall promptly provide an explanation of the reasons for such response in writing to the Tenant.

Attachment II to Exhibit C
Contractor’s Insurance Requirements

Building:

Landlord: BCIA New England Holdings LLC

Tenant:

Premises:

The undersigned contractor or subcontractor (“Contractor”) has been hired by the tenant named above (hereinafter called “Tenant”) of the Building(s) named above (or by Tenant’s contractor) to perform certain work (“Work”) for Tenant in the Premises identified above. Contractor and Tenant have requested the landlord named above (“Landlord”) to grant Contractor access to the Building(s) and its facilities in connection with the performance of the Work, and Landlord agrees to grant such access to Contractor upon and subject to the following terms and conditions:

1.                                                 Contractor agrees to indemnify and save harmless Landlord and Landlord’s Agents and their respective affiliates, subsidiaries and partners, and each of them, from and with respect to any claims, demands, suits, liabilities, losses and expenses, including reasonable Attorneys’ Fees, arising out of or in connection with the Work (and/or imposed by law upon any or all of them) because of personal injuries, bodily injury (including death at any time resulting therefrom) and loss of or damage to property, including consequential damages, whether such injuries to person or property are claimed to be due to negligence of the Contractor, Tenant, Landlord or any other party entitled to be indemnified as aforesaid except to the extent specifically prohibited by law (and any such prohibition shall not void this Agreement but shall be applied only to the minimum extent required by law).

2.                                                 Contractor shall provide and maintain at its own expense, until completion of the Work, the following insurance:

a.                                       Workmen’s Compensation and Employers, Liability Insurance covering each and every workman employed in, about or upon the Work, as provided for in each and every statute applicable to Workmen’s Compensation and Employers’ Liability Insurance.

b.                                      Comprehensive General Liability Insurance including coverages for Protective and Contractual Liability (to specifically include coverage for the indemnification clause of this Agreement) for not less than the following limits:

Personal Injury:

$3,000,000 per person

$10,000,000 per occurrence

Property Damage:

$3,000,000 per occurrence

$3,000,000 aggregate

c.                                       Comprehensive Automobile Liability Insurance (covering all owned, non-wned and/or hired motor vehicles to be used in connection with the Work) for not less than the following limits:

Bodily Injury:

$1,000,000 per person

$1,000,000 per occurrence

Property Damage:

$1,000,000 per occurrence

Contractor shall furnish a certificate from its insurance carrier or carriers to the Building office before commencing the Work, showing that it has complied with the above requirements regarding insurance and providing that the insurer will give Landlord ten (10) days’ prior written notice of the cancellation of any of the foregoing policies.

3.                                                 Contractor shall require all of its subcontractors engaged in the Work to provide the following insurance:

a.                                       Comprehensive General Liability Insurance with limits of liability at least $2,000,000.00 General Aggregate, $2,000,000.00 Products/Completed Operations Aggregate ($1,000,000.00 Each Occurrence $1,000,000.00 Personal Injury).

b.                                      Comprehensive Automobile Liability Insurance (covering all owned, non-owned and/or hired motor vehicles to be used in connection with the Work) with limits of liability at least equal to $1,000,000.00 Combined Single Limit.

c.                                       Umbrella Liability $5,000,000.00 Each Occurrence, $5,000,000.00 Aggregate Limit.

Upon the request of Landlord, Contractor shall require all of its subcontractors engaged in the Work to execute an Insurance Requirements agreement in the same form as this Agreement.

Agreed to and executed this day of                                 ,                     .

Contractor:

By:

By:

By:

EXHIBIT D
Form of Notice of Lease

Pursuant to Massachusetts General Laws, Chapter 183, Section 4, notice is hereby given of the following Lease:

Landlord:      BCIA New England Holdings LLC, a Delaware limited liability company, having a principal place of business at c/o CrossHarbor Capital Partners LLC, One Boston Place, Boston, Massachusetts 02108.

Tenant:         Caliper Life Sciences, Inc., a Delaware corporation, having its principal office at 68 Elm Street, Hopkinton, Massachusetts 01748.

Date of Lease:	As of April 25, 2005.

Description of
Leased Premises:

The building known as 68 Elm Street and the building known as 78 Elm Street consisting of Units A-1 and D-1 of the Elmwood Park Condominium, as evidenced by that certain Phased Master Deed of the Condominium, dated February 24, 1988 and recorded with the Middlesex South District Registry of Deeds in Book 18895, Page 453, as amended and as the same may be amended from time to time, which condominium is governed by the Elmwood Park Condominium Trust (the “Association”), as evidenced by the Declaration of Trust and By-Laws of the Association dated February 24, 1988 and recorded with said Deeds in Book 18895, Page 477, as the same may be amended from time to time.

Term of Lease:	Approximately ten (10) years.

Extension Option	Two (2) options to renew for a term of five (5) years each.

This instrument is executed as notice of the aforesaid Lease and is not intended, nor shall it be deemed, to vary or govern the interpretation of the terms and conditions thereof.

For title, see deed dated June 17, 1999 recorded with said Deeds in Book 30328, Page 496, the Premises being a portion of the property described in said deed.

EXECUTED as a sealed instrument as of the 25th day of April, 2005.

LANDLORD:

BCIA NEW ENGLAND HOLDINGS LLC, a Delaware limited liability company

By:	BCIA NEW ENGLAND HOLDINGS MASTER LLC, a Delaware limited liability company, its Manager

	By:	BCIA NEW ENGLAND HOLDINGS MANAGER LLC, a Delaware limited liability company, its Manager

		By:	BCIA NEW ENGLAND HOLDINGS MANAGER CORP., a Delaware corporation, its Manager

By:
Name: Karl W. Weller
Title: Executive Vice President

TENANT:

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS

COUNTY OF

On this       day of April, 2005, before me, the undersigned Notary Public, personally appeared Karl Weller, Executive Vice President of BCIA New England Holdings Manager Corp., as Manager of BCIA New England Holdings Manager LLC, as Manager of BCIA New England Holdings Master LLC, as Manager of BCIA New England Holdings LLC, proved to me through satisfactory evidence of identification, namely               issued by the Commonwealth of Massachusetts, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Executive Vice President of BCIA New England Holdings Manager Corp.

(SEAL)
Notary Public

Print name of notary

My Commission Expires:

EXHIBIT E

Form of Letter of Credit

                     ,

Re:	Letter of Credit No.:

Gentlemen:

We hereby establish in your favor our Irrevocable Letter of Credit No.                      , and you are hereby irrevocably authorized to draw on us under this Letter of Credit an amount up to USD                    (United States Dollars                   and 00/100).

Funds under this Letter of Credit are available to you (the “Beneficiary”) by your sight draft (s) drawn on us, stating on its face: “Drawn under                         Irrevocable Letter of Credit No.                 ,” accompanied this original Letter of Credit and a certificate (the “Drawing Certificate”) signed by an officer or other representative of Beneficiary certifying

“I,            , an officer of              (the “Beneficiary”) hereby certify to               (the “Bank”), with respect to Irrevocable Letter of Credit No.                issued by the Bank in favor of Beneficiary, that Beneficiary has the right to draw USD             under that certain Lease Agreement dated                  (the “Lease”) between Beneficiary, as landlord, and               , as tenant, for the premises comprising a portion of the building known as and numbered                         .”

Partial and multiple drawings are permitted under this Letter of Credit.

Presentation of drawings hereunder shall be made at our office located at              , or at any other office which may be designated by us in a written notice delivered to you.

This Letter of Credit is transferable in whole, not in part, and may be successively transferred. Transfer of this Letter of Credit shall be effective upon presentation to us of this original Letter of Credit, accompanied by our standard transfer request form appropriately completed. Upon such transfer, all references to the Beneficiary in the Letter of Credit shall be replaced with the name of the transferee.

This Letter of Credit is effective on the date hereof and shall expire with our close of business at 5:00 P.M., our time, on                       (the “Expiration Date”) unless extended as hereinafter provided.

We hereby engage with you that draft(s) drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored. Upon request, we will promptly review and approve in advance any draw under this Letter of Credit facsimile copies of the form of the Drawing Certificate relating to such draw.

This Letter of Credit shall be deemed automatically extended, without amendment, for additional periods of one (1) year from the Expiration Date hereof or any future expiration date, unless not less than sixty (60) days prior to any Expiration Date, we notify you in writing, by registered mail, courier service or hand delivery, at the above address, that we elect not to extend this Letter of Credit to any such additional periods. If we so notify you that this Letter of Credit will not be extended, you may draw the full amount then available on or before the then current expiration date by means of your sight draft drawn on us, which draft need not be accompanied by the certificate. In any event, this Letter of Credit will not be extended beyond          pursuant to the first sentence of this paragraph.

[This Letter of Credit may have automatic annual $200,000 reduction feature as per the Lease so long as Lease conditions thereto are also included

This Letter of Credit is subject to Article 5 of the Massachusetts Uniform Commercial Code and where not inconsistent therewith to the Uniform Customs and Practices for Documentary Credits (1998 Revision), International Chamber of Commerce, Paris, France, Publication 590.

Very truly yours,

Bank

By:
, Its
Hereunto duly authorized

2

EXHIBIT F
Appraisers’ Determination of First Extension Term
Fair Market Rent and Second Extension Term Fair Market Rent

The term “Appraisers’ Determination” refers to the following procedures and requirements:

For the purpose of fixing the First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be, Landlord and Tenant shall agree upon an appraiser who shall be a member of the M.A.I. or Counselor’s of Real Estate (CRE) (or successor professional organizations) and shall have at least ten (10) years experience appraising rental values of property in the 495 West submarket comprised of Franklin to the south along I-495 to the north to I-290 to and including Marlborough, Massachusetts (the “Market Area”).

If Landlord and Tenant are not able to agree upon an appraiser by the date which is twenty (20) days after an Impasse, as defined in Section 1.1 (the “Appraiser Selection Deadline”), each of Landlord and Tenant shall, within ten (10) additional days, that is, by the date which is thirty (30) days after an Impasse, select an appraiser with the foregoing qualifications whereupon each of said appraisers shall, within ten (10) days of their selection hereunder, select a third appraiser with the foregoing qualifications. The First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be, shall thereafter be determined to be the amount equal to the average of the two appraisals which are closest in dollar amount to each other except that if all three appraisals are apart in equal amounts, the appraisal which falls in the middle shall be the First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be. If either party fails to select an appraiser by the Appraiser Selection Deadline, then the appraiser selected by the other party, if selected by the Appraiser Selection Deadline, shall be the sole appraiser. Landlord and Tenant shall share equally the expense of any and all appraisers. The appraiser(s) shall be obligated to make a determination of First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be, within thirty (30) days of the appointment of either the single appraiser (if only one) and within thirty (30) days of the appointment of the third appraiser (if three are so appointed).

In determining the First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be, the appraisers shall consider, among other things, the then current arms length basic rent being charged to tenants for comparable buildings in the Market Area.

The appraisers shall not have the right to modify any provision of this Lease and shall only determine the First Extension Term Fair Market Rent for the First Extension Term and/or the Second Extension Term Fair Market Rent for the Second Extension Term, as the case may be, which shall constitute the Basic Rent under this Lease for the First Extension Term and/or the Second Extension Term, as the case may be; provided, however, that in no event shall the Annual Basic Rent for the First Extension Term or the Second Extension Term, as the case may be, be less than the Annual Basic Rent during the last year of the Term immediately prior to the commencement of the First Extension Term or the Second Extension Term, as the case may be.

EXHIBIT G

Qualified Base Building Improvements

Upgrades to fire alarms and other life safety systems.

Upgrades to elevators.

Upgrades to electrical, mechanical, and other building systems.

Upgrades to the Buildings in order to render the Buildings in compliance with ADA (but excluding such ADA upgrades as relate to the interior layout of the Premises).

EXHIBIT H
SNDA (ATTACHED)

THIS AGREEMENT, made as of the            day of            ,              , by and between CALIPER LIFE SCIENCES, INC., a Delaware corporation (herein “Lessee”), and [MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a Massachusetts corporation] (together with its successors and assigns, herein “Lender”).

RECITALS

A.                                   Lender is the holder of a certain promissory note (herein the “Note”) [issued by BCIA New England Holdings LLC, a Delaware limited liability company (“Lessor”), dated April 2, 2001 in the principal sum of Three Hundred Ninety-Five Million Dollars ($395,000,000.00) and of the mortgage of even date therewith (herein the “Mortgage”) securing the Note, recorded at the Middlesex South District Registry of Deeds in Book 32610, Page 533 and Book 32611, Page 026, which Mortgage encumbers certain real properties, as described in the Mortgage, including without limitation, the following property (herein called the “Subject Property”): the building known as and numbered 68 Elm Street and the building known as and numbered 78 Elm Street, which comprises Units A-1 and D-1 of the Elmwood Park Condominium, as evidenced by that certain Phased Master Deed of the Condominium, dated February 24, 1988 and recorded with the Middlesex South District Registry of Deeds in Book 18895, Page 453, as amended and as the same may be amended from time to time, which condominium is governed by the Elmwood Park Condominium Trust (the “Association”), as evidenced by the Declaration of Trust and By-Laws of the Association dated February 24, 1988 and recorded with said Deeds in Book 18895, Page 477, as the same may be amended from time to time.]

B.                                     Lessee and BCIA New England Holdings LLC, a Delaware limited liability company, as Lessor, entered into a lease agreement (herein the “Lease”) dated of even date herewith by which Lessee leased from Lessor the buildings on the Subject Property (herein the “Leased Premises”).

C.                                     Lessee desires to be able to obtain the advantages of the Lease and occupancy thereunder in the event of foreclosure of the Mortgage and Lender wishes to have Lessee confirm the priority of the Mortgage over the Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth hereinbelow, the parties hereto agree as follows:

1.                    Lessee hereby covenants and agrees that all its rights and interests whatsoever under the Lease in the Leased Premises and the Subject Property are and shall remain subject and subordinate to the lien of the Mortgage and to all the terms, conditions and provisions thereof, to all advances made or to be made thereunder or under the Note, and to any increases, renewals, extensions, modifications, substitutions, consolidations or replacements thereof or of the Note.

2.                    So long as Lessee is not in default (beyond any period given Lessee in the Lease to cure such default) in the payment of rent or additional charges or in the performance of any of the other terms, covenants or conditions of the Lease on Lessee’s part to be performed, Lessee shall not be disturbed by Lender in its possession of the Leased Premises during the term of the Lease, or any extension or renewal thereof, or in the enjoyment of its rights under the Lease.

3.                   If the interest of the Lessor under the Lease shall be acquired by Lender or any purchaser (“Purchaser”) by reason of exercise of the power of sale or the foreclosure of the Mortgage or other proceedings brought to enforce the rights of the holder thereof, by deed in lieu of foreclosure or by any other method, and Lender or Purchaser succeeds to the interest of Lessor under the Lease, Lessee shall attorn to Lender or Purchaser as its lessor, said attornment to be effective and self-operative without the execution of any other instruments on the part of either party hereto immediately upon Lender’s or Purchaser’s succeeding to the interest of the Lessor under the Lease, and the Lease shall continue in accordance with its terms between Lessee as lessee and Lender or Purchaser as lessor; provided, however, that Lender and Purchaser:

(a)                                  shall not be personally liable under the Lease and Lender’s and Purchaser’s liability under the Lease shall be limited to the ownership interest of Lender or Purchaser, as the case may be, in the Subject Property;

(b)                                 shall not be liable for any act or omission of any prior lessor (including Lessor);

(c)                                  shall not be subject to any offsets or defenses which Lessee might have against any prior lessor (including Lessor);

(d)                                 shall not be bound by any prepayment of rent or deposit, rental security or any other sums deposited with any prior lessor (including Lessor) under the Lease unless actually received by it;

(e)                                  shall not be bound by any agreement or modification of the Lease made without its consent;

(f)                                    [Insert to the extent currently applicable as it is for the 2001 Mass Mutual mortgage: Other than Landlord’s Contribution,] shall not be bound to commence or complete any construction or to make any contribution toward construction or installation of any improvements upon the Leased Premises required under the Lease or any expansion or rehabilitation of existing improvements thereon, or for restoration of improvements following any casualty not required to be insured under the Lease or for the costs of any restorations in excess of any proceeds recovered under any insurance required to be carried under the Lease; and,

(g)                                 shall not be bound by any restriction on competition beyond the Subject Property.

4.                    [Intentionally omitted].

5.                    Lessee agrees with Lender that from and after the date hereof, Lessee will not terminate or seek to terminate the Lease by reason of any default of the Lessor thereunder until Lessee shall have given written notice, by registered or certified mail, return receipt requested, of said act or omission to Lender, which notice shall be addressed to Massachusetts Mutual Life Insurance Company, c/o Babson Capital Management LLC, 1500 Main Street, Springfield,

Massachusetts 01115, Attention: Managing Director, Real Estate Investment Division, and until a reasonable period of time shall have elapsed following the giving of such notice, during which period Lender shall have the right, but shall not be obligated, to remedy such default.

6.                    This Agreement shall inure to the benefit of and shall be binding upon Lessee and Lender, and their respective heirs, personal representatives, successors and assigns. This Agreement may not be altered, modified or amended except in writing signed by all of the parties hereto. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[ATTEST OR WITNESSES (2)]	CALIPER LIFE SCIENCES, INC.

By

Its

[SEAL]

[ATTEST OR WITNESSES (2)]	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
BY BABSON CAPITAL MANAGEMENT LLC ITS AUTHORIZED AGENT

By

Its
[SEAL]

ACKNOWLEDGEMENTS

STATE OF	)
) ss.
COUNTY OF	)

On this                  day of              ,                , before me, the undersigned Notary Public, personally appeared                ,                    , proved to me through satisfactory evidence of identification, namely                           issued by                          , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as                      of

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commissions Expires:

STATE OF	)
) ss.
COUNTY OF	)

On this       day of                  ,                    , before me, the undersigned Notary Public, personally appeared        ,                   , proved to me through satisfactory evidence of identification, namely                   issued by                       , to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as                of

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires: